Exhibit (a)(5)(cxxxvi)

LATHAM & WATKINS LLP

J. Thomas Rosch (Bar No. 37668)

Gregory P. Lindstrom (Bar No. 82334)

Daniel M. Wall (Bar No. 102580)

505 Montgomery Street, Suite 1900

San Francisco, California 94111-2562

Telephone: (415) 391-0600

Facsimile: (415) 395-8095

ORACLE CORPORATION

Dorian Daley (Bar No. 129049)

Jeffrey S. Ross (Bar No. 138172)

500 Oracle Parkway, 7th Floor

Redwood Shores, California 94065

Telephone: (650) 506-5200

Facsimile: (650) 506-7114

Attorneys for Defendant

ORACLE CORPORATION

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

UNITED STATES OF AMERICA, et al.	CASE NO. C 04-0807 VRW
Plaintiffs, v.	ORACLE CORPORATION’S CORRECTED POST-TRIAL BRIEF
ORACLE CORPORATION	[PUBLIC VERSION]
Defendant.

LATHAM & WATKINS LLP ATTORNEYS AT LAW SAN FRANCISCO	ORACLE’S CORRECTED POST- TRAIL BRIEF CASE NO. C 04-0807 VRW

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	Oracle Corporation’s Post-Trial Brief

TABLE OF AUTHORITIES

Page(s)
CASES

Aspen Skiing Co. v. Aspen Highlands Skiing Co., 472 U.S. 585 (1985)	28

California v. Sutter Health Sys., 84 F. Supp. 2d 1057 (N.D. Cal. 2000), aff’d (mem.), 217 F.3d 846 (9th Cir. 2000)	15, 24, 25, 35

Citizens & S. Nat’l Bank, 422 U.S. at 120	27

Discon, Inc. v. NYNEX Corp., 86 F. Supp. 2d 154 (W.D.N.Y. 2000)	18

FTC v. Butterworth Health Corp., 946 F. Supp. 1285 (W.D. Mich. 1995)	35

FTC v. Freeman Hosp., 69 F.3d 260 (8th Cir. 1995)	14

FTC v.H.J. Heinz Co., 246 F.3d 708 (D.C. Cir. 2000)	24,25

FTC v. Libbey, Inc., 211 F. Supp. 2d 34 (D.D.C. 2002)	32

FTC v. PPG Indus., 798 F.2d 1500 (D.C. Cir. 1986)	25

FTC v. Staples, Inc., 970 F. Supp. 1066 (D.D.C. 1997)	3, 27, 32, 33

FTC v. Swedish Match, 131 F. Supp. 2d 151 (D.D.C. 2000)	3, 27, 30

FTC v. Tenet Health Care Corp., 186 F.3d 1045 (8th Cir. 1999)	14, 15, 35

FTC v. University Health, 938 F.2d 1206 (11th Cir. 1991)	25, 27, 28

In re Midcon Corp., 112F.T.C. 93 (1989)	22

In re R.R. Donnelley & Sons Co., 120 F.T.C. 36 (1995)	14, 17, 20, 22

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	ii	Oracle Corporation’s Post-Trial Brief

In re Super Premium Ice Cream Distribution Antitrust Litig., 691 F. Supp. 1262 (N.D. Cal. 1988), aff’d without op. sub nom. Haagen-Dazs Co. v. Double Rainbow Gourmet Ice Creams, Inc., 895 F.2d 1417 (9th Cir. 1990)	17

JBL Enterprises v. Jhirmack Enterprises, 698 F.2d 1011 (9th Cir. 1983)	10

Jefferson Parish Hosp. Dist. No. 2. v. Hyde, 466 U.S. 2 (1984)	26

Liggett & Myers, Inc. v. FTC, 567 F.2d 1273 (4th Cir. 1977)	17

Moore Corp. Ltd. v. Wallace Computer Servs., Inc., 907 F. Supp. 1545 (D. Del. 1995)	30

New York v. Kraft Foods, Inc., 926 F. Supp. 321 (S.D.N.Y. 1995)	17

Philadelphia Nat’l. Bank, 374 U.S. at 371	40

Rebel Oil Co. v. Atlantic Richfield Co, 51 F.3d 1421 (9th Cir. 1995)	4, 26, 32

Thurman Industries v. Pay’N Pak Stores, 875 F.2d 1369 (9th Cir. 1989)	11, 14, 15, 17

Total Ben. v. Group Ins. Admin., Inc., 875 F. Supp. 1228 (E.D. La. 1995)	18

U.S. v. Mercy Health Services, 902 F. Supp. 968 (N.D. Iowa 1995)	35

United States v. Aluminum Co. of America, 148 F.2d 416 (2d Cir. 1945)	25

United States v. Am. Tel. & Tel. Co., 524 F. Supp. 1336 (D.D.C. 1981)	18

United States v. Archer-Daniels-Midland Co., 1991-2 Trade Case. (CCH) 69, 918-19 (S.D. Iowa 1981)	28

United States v. Baker Hughes, Inc., 731 F. Supp. 3 (D.D.C. 1990), aff’d 908 F.2d 981 (D.C. Cir. 1990)	18, 27, 28, 29

United States v. Central State Bank, 621 F. Supp. 1276 (W.D. Mich. 1985)	11

United States v. Citizens & S. Nat’l Bank, 422 U.S. 86 (1975)	24

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	iii	Oracle Corporation’s Post-Trial Brief

United States v. Eastman Kodak Co., 63 F.3d 95 (2d Cir. 1995)	23

United States v. Engelhard Corp., 26 F.3d 1302 (11th Cir. 1997)	15, 16, 32

United States v. Philadelphia Nat’l Bank, 37 4 U.S. 321 (1963)	24

United States v. Sungard Sys. Inc., 172 F. Supp. 2d 172 (D.D.C. 2001)	16, 25, 32

United States v. Syufy Enter., 903 F.2d 659 (9th Cir. 1990)	28

United States v. Vail Resorts, Inc., 1997-2 Trade Cas. (CCH) 72,030 (D. Colo. 1997)	33

OTHER AUTHORITIES

ABA Antitrust Section, MERGERS AND ACQUISITIONS: UNDERSTANDING THE ANTITRUST ISSUES at 51-54 (2000)	17, 19

Carl Shapiro, Mergers with Differentiated Products, Antitrust 23 (Spring 1996)	30

J. Hausman et al., Market Definition Under Price Discrimination, 64 Antitrust L.J. 367 (1996)	8

James F. Rill, Product Differentiation: Practicing What They Preach: One Lawyer’s View of Econometric Models in Differentiated Product Mergers, 5 Geo. Mason L. Rev. 393 (1997)	26

Jerry A. Hausman, et al., Market Definition Under Price Discrimination, 64 Antitrust L.J. 367 (1996)	20, 29

Jerry Hausman & Gregory Leonard, Economic Analysis of Differentiated Products Mergers Using Real World Data, 5 Geo. Mason L. Rev. 321 (1977)	30

Kreps, A COURSE IN MICROECONOMIC THEORY (1990)	28

Merger Guidelines	19, 20

P. Areeda & H. Hovenkamp, ANTITRUST LAW 530a at 180 (2002)	passim

Robert H. Bork, The Antitrust Paradox 156 (1978)	28

Roy J. Epstein and Daniel L. Rubinfeld, Merger Simulation: A Simplified Approach With New Applications, 69 Antitrust L. J. 883 (2002)	30

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	iv	Oracle Corporation’s Post-Trial Brief

Samuelson & Nordhaus, ECONOMICS (17th Ed. 2001)	28

William M. Landes & Richard A. Posner, Market Power in Antitrust Cases, 94 Harv.L.Rev. 937 (1981)	23

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	v	Oracle Corporation’s Post-Trial Brief

I.	INTRODUCTION

In a proper antitrust analysis, competition must be recognized for what it is. It cannot be selectively viewed just to justify a merger challenge. And once competition is understood, the principles of antitrust analysis must be applied with discipline and rigor. Proposed relevant markets must withstand the scrutiny of market definition law and economics. Predicted adverse effects must make sense under an established, coherent economic theory firmly grounded in the facts.

The government’s challenge to Oracle’s proposed acquisition of PeopleSoft has violated these principles. Indeed, the story of this trial has been the stark disconnect between the government’s simplistic three-firm-only, US-only, core HRM and FMS-only theory of the case on the one hand and the true realities of the relevant markets on the other.

•	A vast Enterprise Application Software (“EAS”) market characterized by the sale of ever-changing, multi-dimensional bundles of software and associated services has been shrunk into one in which the most basic, commodity back office applications – which every large and complex enterprise already has – are not only distinct products unto themselves, but the only products worth studying.

•	Indisputable evidence that many large corporations obtain their EAS solutions generally, and their HRM and FMS solutions specifically, from vendors other than SAP, Oracle and PeopleSoft, or shun packaged software solutions altogether in favor of homegrown solutions or outsourcing, has been swept aside by the conclusory assertion that no such enterprise could have “high-function” needs.

•	A textbook example of a global market has been arbitrarily cleaved into a US-only market for the obvious purpose of marginalizing SAP, which is not only the undisputed market leader in EAS generally, but dominates this business with respect to the largest global companies.

•	The most important new developments and trends in these dynamic, technology-driven markets – including Microsoft’s entry and the emergence of stack-based competition – are dismissed as “Changing the Subject.” Plaintiffs’ Trial Brief at 30.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	1	Oracle Corporation’s Post-Trial Brief

The result is a merger challenge divorced from the realities of the marketplace. The proposed relevant markets – the sale of “high-function” “core” HRM and FMS software to US-based companies – are contrivances. They do not describe real products, real markets, or real world competition. Competition is much more extensive, robust and dynamic than the government admits.

In addition, the government has presented the most impressionistic, and least structured, merger analysis possible – a throwback to what antitrust lawyers call the “pre-Baxter” era,1 when selected documents, self-serving customer testimony, and near-conclusive presumptions substituted for coherent and rigorous economic analysis.

•	Plaintiffs’ experts never subjected the government’s gerrymandered market definitions to meaningful economic scrutiny, by for example conducting critical loss analysis or estimating cross-elasticities. Professor Elzinga’s only “quantitative” analysis – a simplistic count of how many times PeopleSoft, SAP and other competitors were mentioned in Oracle discount approval forms – was not even based on “high-function” deals or cross-checked against similar forms generated by PeopleSoft or SAP.

•	Plaintiffs presented a hash of a competitive effects analysis, mixing elements of conventional coordinated effects theory with the flavor and terminology, but neither the substance nor econometric rigor, of the newer unilateral effects theories. Essentially, plaintiffs offered coordinated effects analysis without the coordination, and unilateral effects analysis with neither the “dominance” usually required to show single-firm market power nor the “localized competition” foundation that the Department of Justice’s own Merger Guidelines demand.

•	Plaintiffs continue to press a “three bidders are needed” theory despite the fact that, every day, buyers in these markets defy that tenet by choosing to negotiate prices on multi-million dollar EAS systems with just one or two potential suppliers. There is no evidence this leads to higher prices, and obviously the practice would not persist if it did. Yet plaintiffs

[1]	The reference is to the mode of analysis that was the norm prior to when William F. Baxter was appointed by President Reagan to lead the Antitrust Division, which led to the landmark 1982 Merger Guidelines.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	2	Oracle Corporation’s Post-Trial Brief

and their auction theorist expert, Professor McAfee, insist prices will rise dramatically if PeopleSoft is acquired. Plaintiffs in essence propose that large sophisticated buyers are acting irrationally, a violation of the basic antitrust principle, explicitly recognized in the Merger Guidelines, that firms are presumed to act in their economic self-interest.2

There is no basis in the record to predict that Oracle’s acquisition of PeopleSoft would likely lead to adverse unilateral competitive effects. In the first place, antitrust law does not permit a finding that a merged firm facing a substantially larger rival (SAP in this case) could exercise unilateral market power. No case – under the Sherman or Clayton Acts – has ever so held, and in the only two mergers arguably enjoined on a unilateral effects theory, FTC v. Staples, Inc., 970 F. Supp. 1066 (D.D.C. 1997),3 and FTC v. Swedish Match, 131 F. Supp. 2d 151 (D.D.C. 2000), the courts found the mergers would produce leading and dominant firms. Staples, 970 F. Supp. at 1081 (merger would lead to “dominant” market shares in 42 geographic markets and 100% shares in 15 such markets); Swedish Match, 131 F. Supp. 2d at 166 (merged firm would have sixty percent of the market post-merger, nearly double its closest competitor). It is a wholly unwarranted extension of the unilateral effects doctrine to apply it here, where the merged firm would still rank behind the market leader, SAP.

Second, the government in this case does not claim that Oracle would have market power generally, throughout the relevant markets. Its theory of the case focuses on the entirely unquantified minority of core FMS and HRM buyers who regard Oracle and PeopleSoft products as their first and second choices by a significant margin, and Professor McAfee conceded that no customer who regards SAP products as good substitutes should be harmed.

[2]	The Merger Guidelines state: “Throughout the Guidelines, the analysis is focused on whether consumers or producers ‘likely would’ take certain actions, that is, whether the action is in the actor’s economic interest,” Merger Guidelines § 0.1.

[3]	There is no mention of unilateral effects analysis in Staples. However, because both market definition and competitive effects turned in part on the closeness of the merging parties’ product offerings, many view Staples as a unilateral effects case.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	3	Oracle Corporation’s Post-Trial Brief

(Tr. 2595:6-2596:12 (P. McAfee)).4 This segmentation of the government’s claim violates another fundamental principle, namely that an antitrust violation must be established in relation to its actual or potential effects on the relevant markets as a whole.5 The unilateral effects theory articulated in the Merger Guidelines accepts this requirement, and demands proof that a marketwide price increase is probable and profitable. Yet the government ignores this rule, effectively seeking a radical extension of antitrust law that would prohibit mergers based on threats to parts of markets, or even to individual customers. Indeed, the government has admitted that under its theory of the case each individual transaction can be thought of as a relevant market. (See Tr. 2690:21-2692:21 (colloquy).) This extension of the law should be firmly rejected. A merger is unlawful only if it is likely to affect competition adversely in a “line of commerce,” not merely with respect to random customers who prefer the products of the merging firms.

Third, the economic foundation of unilateral effects theory – so-called “localized competition” – has not been proved. Plaintiffs have proved neither that Oracle and PeopleSoft occupy a distinctly different “product space” than others in the market, nor that others cannot reposition to replace any lost localized competition. Plaintiffs’ repositioning arguments regarding Lawson on these issues are strained, and breakdown altogether when they attempt to marginalize SAP as a weak alternative to Oracle and PeopleSoft.

To block a merger that even Oracle’s most bitter rival acknowledges is “natural consolidation to gain industry efficiencies” (Tr. 3133:4-12 (D. Burgum)), the government offers documents and economic testimony that only prove the obvious (Oracle and PeopleSoft compete, and act just like competitors); testimony from customers who don’t even match the

[4]	The same would logically be true of any customer that ranked any EAS vendor other than Oracle or PeopleSoft as its first or second choice, or that viewed any other vendor as a very close third.

[5]	See, e.g., Rebel Oil Co. v. Atlantic Richfield Co. 51 F.3d 1421, 1434 (9th Cir. 1995) (“In order unilaterally to raise prices above competitive levels, [a firm] must obtain sufficient market power. A [firm] has sufficient market power when, by restricting its own output, it can restrict marketwide output and, hence, increase marketwide prices.”).

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	4	Oracle Corporation’s Post-Trial Brief

government’s “high-function” criteria, and whose testimony mostly reflects a desire to avoid change (see Tr. 2789:2-12 (T. Campbell)); and the constant repetition of the mantra that a “3 to 2” merger has just got to be bad, based on coordinated effects cases that plainly do not apply. That is not a coherent antitrust analysis sufficient to interfere with the natural evolution of these markets. It is a mode of prosecution that, were it to be accepted, would essentially eliminate the government’s burden to present a substantial competitive effects story.

Four weeks of trial revealed much about the scope and complexity of competition in business applications software, and when that record is taken into account, there is no reason to believe – none at all – that acquiring PeopleSoft would allow Oracle to exercise unilateral market power. True, Oracle would no longer compete against PeopleSoft; but that is always the case in a merger challenge, and does nothing to advance the analysis. Oracle would still face many potent competitive constraints – not only SAP, but Lawson, AMS, increasingly Microsoft, and the whole range of outsourcing providers. Oracle would still be negotiating with buyers possessing leverage and power of their own, and who nearly always already have existing functional FMS and HRM systems. In that environment, it would be irrational for Oracle to try to identify and exploit the rare customer who believes that “Oracle and PeopleSoft are [its] two best alternatives . . . [and who does] not view SAP to be a viable substitute.” Complaint 31.

The plan of this Memorandum is first to summarize what the record shows about the true state of competition in the relevant markets, and then, with that foundation, to address selected legal, analytical and evidentiary flaws in the government’s analysis. (Given the Court’s familiarity with this matter and the substantial Findings and Conclusions recently filed, we make no effort to cover all issues, let alone comprehensively.) Finally, two appendices are included addressing DOJ’s proposed findings of fact regarding Lawson and SAP because of their central importance as current competitors in the relevant markets.

II.	THE NATURE OF EAS INDUSTRY COMPETITION

We begin by summarizing what the trial record shows about the nature and state of competition in the relevant markets. All of the following facts are substantially undisputed, or at the very least supported by the testimony of plaintiffs’ own witnesses.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	5	Oracle Corporation’s Post-Trial Brief

First, the large “multi-faceted” enterprises that are the focus of plaintiffs’ concern already have core HR and financial management systems. Most acquired such systems fairly recently, in preparation for Y2K. As a result, the market for selling “core” HRM and FMS systems to large enterprises is mostly a replacement market. Oracle sells only a few million dollars worth of “core” HRM and FMS systems to large enterprises in the course of a year. (Tr. 3454:7-3456:16 (S. Catz).)

EAS products are typically sold in clusters of different software programs. Oracle’s Proposed Findings of Fact (“OPFF”) 92. Those clusters rarely consist of core HRM and/or FMS products alone. The clusters typically also include additional non-core HRM or FMS modules, other kinds of EAS (such as SCM or CRM), other components of the technology stack that a vendor may provide (i.e. database software and middleware), and sometimes (albeit in separate transactions so as to comply with accounting rules) services such as consulting and integration services. Id. The software components of the clusters typically are priced by discounting the list price for the modules in the cluster, and that discount ordinarily is set based on the value of the deal as a whole, irrespective of the individual software products that are included within it. OPFF 93, 177. The size of the deal is the most important factor in pricing, with larger deals generally producing the largest discounts. OPFF 177, 184.

Dozens of firms produce EAS products. OPFF 38. SAP is the by far the largest and most successful EAS provider. OPFF 117-119. PeopleSoft and Oracle are the second and third largest providers. OPFF 120-121. These three firms differ in scale and scope from other EAS providers, because they offer many different types of EAS and market their products globally. As a result, they have the broadest EAS “catalogues,” with more kinds of EAS, more localizations, and more “verticalizations” (industry-specific versions of their products). Nevertheless, there are many other EAS vendors, including vendors of HRM and FMS products, that compete with SAP, Oracle and PeopleSoft. They include Lawson Software, AMS, SSA Baan, ADP (which markets HRM software in conjunction with its payroll outsourcing business), Microsoft, and numerous point solution providers such as Kronos and Hyperion. OPFF 38-42. Outsourcing HR functions has also become a viable option to packaged software solutions;

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	6	Oracle Corporation’s Post-Trial Brief

several of the government’s own customer witnesses testified that they were using or had considered HR outsourcing, and Verizon’s witness testified that Verizon is “constantly” considering that option. OPFF 62, 88; Tr. 604:15-21 (L. Bradley).

When large enterprises choose to procure EAS software, they typically do so through formal procurements. These processes typically last six to eighteen months, sometimes longer.6 The buyers set the rules for the procurement, often in consultation with experts from systems integrators (e.g., IBM Global Services, Accenture) or consultancies (e.g., Gartner, MetaGroup). OPFF 163. The industry-standard practice is to winnow down the customer’s potential suppliers to one or two finalists with whom prices, terms and conditions are negotiated. OPFF 147-148. This occurs approximately 80 percent of the time, and independent of whether eliminated bidders could meet the customer’s requirements.7 OPFF 147-148. For example, Nextel eliminated SAP from the finals of a procurement even though three of its five consultants ranked SAP as the top vendor to meet Nextel’s needs. OPFF 148. There is no evidence whatsoever that having only two vendors with which to negotiate prices negatively affects the price or terms the customer obtains.

Large enterprises enjoy and use superior bargaining power in their negotiations with EAS vendors. OPFF 154. This power is based on a number of industry characteristics that will be unaffected by the proposed transaction. First, large buyers are especially well-situated to exploit the key economic characteristic of the software industry, the vendor’s very low marginal costs. EAS vendors develop and license intellectual property that has huge “first copy” costs, and they provide maintenance and support services that likewise require fixed cost investments. There are, in contrast, very few costs related to an additional sale (i.e., incremental or marginal costs). This makes large sales very attractive to the vendor, but it also makes losing

[6]	June 1, 2004 Joint Stipulation of Fact, 14.

[7]	The government’s own customer witnesses testified to the use of a negotiating process that included no more than two vendors. Some of those witnesses, like Mr. Gorriz of DaimlerChrysler, specifically testified that more vendors were not needed. OPFF 148.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	7	Oracle Corporation’s Post-Trial Brief

a sale very unattractive because almost all lost revenues are lost profit.8 OPFF 187. Large buyers understand this, and can use the threat of taking their business elsewhere, or not buying at all, to great competitive effect. OPFF 162-164.

Large buyers are also able to leverage their reference value and potential future purchases to obtain pricing concessions. They can and do manipulate the information they give to vendors with whom they negotiate about what their options are and what value they place on those options.9 OPFF 154-162. Large buyers invariably also have existing FMS and HRM systems, and they often leverage the option of staying with their incumbent systems, which in practice means the EAS vendors are competing against a buyer reservation price set primarily by maintenance and support costs.10 OPFF 164. Large enterprises also tend to be, or use, sophisticated negotiators. Many of the government’s customer witnesses plainly are themselves skilled negotiators (see OPFF 162) and others – e.g., DaimlerChrysler and Neiman Marcus -testified that they hired professional negotiators. OPFF 163.

Despite their alleged oligopoly structure, the government admits the relevant markets are highly competitive today. (Tr. 2487:13-2488:1 (P. McAfee) (EAS vendors “are aggressively trying to take each other’s market share away, they’re aggressively trying to win the

[8]	See Tr. 3872-75 (J. Hausman); see also J. Hausman et al., Market Definition Under Price Discrimination, 64 Antitrust L.J. 367 (1996).

[9]	The government’s customer witnesses acknowledged controlling the information they gave vendors about their evaluations of the options they had. OPFF 155-156; see also testimony from Cox Communications (Tr. 177:6-178:8 (S. Hatfield)); CH2M Hill (Tr. 239:11-19 (R. Bullock)); Nextel (Tr. 1105:20-1107:14 (R. Cichanowicz)); DaimlerChrysler (Tr. 1434:1-6 (M. Gorriz)); and Greyhound (Tr. 1512:23-1513:24 (M. Glover)).

[10]	Most of the government’s customer witnesses conceded that during the procurement process, they had considered staying with their incumbent systems. See, e.g, Cox Comm. (Tr. 112:15-113:2; 133:23-134:6 (S. Hatfield)); Nextel (Tr. 1095:3-20 (R. Cichanowicz)); see also IBM (533:7-534:3 (N. Thomas)). Witnesses from DaimlerChrysler (Tr. 1417:11-16 (M. Gorriz)), CH2M Hill (Tr. 232:22-233:1 (R. Bullock)), and Emerson Electric (Tr. 1245:11-19 (C. Peters)) testified that they had successfully used the threat to do so in their negotiations with Oracle or PeopleSoft; and the government’s witnesses from, Neiman Marcus, Greyhound, and AIMCO testified that they were in fact exercising that option even after lengthy procurement processes. See, e.g. Tr. 660:19-23; 710:5-7; 714:9-14; 718:18-21 (P. Maxwell).

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	8	Oracle Corporation’s Post-Trial Brief

business, … they are very aggressive in their product innovation”).) Despite their allegedly fewer choices, it is undisputed that large enterprises get the highest discounts.11 OPFF 184.

There is no credible evidence in the record that customers who choose Oracle and PeopleSoft to negotiate with on price and other terms of the transaction do better than those that choose Oracle and SAP. The government makes much of the fact that when Oracle competes with PeopleSoft, Oracle gives significant discounts. However, the evidence is clear that when Oracle competes with SAP (and with other competitors) it also gives significant discounts. In fact, the econometric analyses of both Professor Hausman and Professor McAfee indicate that Oracle offers the same or greater discounts when it faces SAP. Thus the sine qua non of a unilateral effects theory is missing in this case. The record evidence, far from indicating that PeopleSoft uniquely disciplines Oracle’s pricing, demonstrates that SAP does as well.

None of the basic facts just described will change as a result of the merger, except of course that PeopleSoft will no longer be an independent firm. The transactions in the relevant markets still will be for differing bundles of various software products, sometimes but rarely including solely core HRM and FMS. Prices still will be determined by the interaction of everyone competing for a piece of the action, not just those who provide core HRM and FMS, and by the customer’s option of just keeping its incumbent system. SAP still will be the dominant firm among large global enterprises, but on the other hand those companies will continue to negotiate hard with the EAS vendors as they always have, leveraging their bargaining power and ending up with the best prices in the market. Moreover, Oracle still will have formidable competition: SAP, Lawson, AMS, SSA Baan, increasingly Microsoft, outsourcing providers like ADP and Fidelity, and dozens of point solution providers.

These facts would support a judgment as a matter of law in Oracle’s favor, and they compel a judgment in Oracle’s favor at the conclusion of these proceedings.

[11]	It is true, as plaintiffs state, that large enterprises pay more in absolute terms than smaller customers, but that reflects the fact they obtain rights for more users to use the software, which like most business software is licensed on a per user basis. Large enterprises nevertheless pay the lowest unit prices.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	9	Oracle Corporation’s Post-Trial Brief

III.	MARKET DEFINITION ISSUES

A.	Core HRM and FMS Are Not Distinct Relevant Product Markets

The process of market definition begins with a simple and usually noncontroversial step: identifying the defendant firm’s products or services. IIA P. Areeda & H. Hovenkamp, ANTITRUST LAW 530a at 180 (2002); Merger Guidelines § 1.11. This is the foundation for assessing substitution, supply responses, and everything else upon which market definition turns. It is impossible to identify competing products and services accurately if one fails to identify what product it is the defendant sells.

Here, plaintiffs define their proposed markets around “core” FMS and HRM modules. There is more to it, of course – in particular the “high-function” concept we address below. Plaintiffs also tend not to mention the “core” concept when they define the market formally, opting instead for the generic terms “FMS software” and “HRM software.” See PPFF 3.1.1 and 3.1.2. It was evident at trial, however, and it is apparent from plaintiffs’ proposed findings, that plaintiffs’ claims of only three viable product choices are with respect to core functionalities only. See, e.g., PPFF 3.6.2.1 (“Best of breed software does not provide core HRM or FMS functionality.”); 3.6.6 (“rare for any customer to acquire core HR or FMS functions from different vendors”); 3.9.3 (“Customers seeking to automate complex core HRM and FMS processes and functions do not consider outsourcing a viable alternative”). In other words, plaintiffs’ approach to defining the market is to begin with core HRM and FMS modules and assess substitutes in relation to those basic functions.

In antitrust parlance, plaintiffs are proposing “cluster markets” composed of core FMS and HRM modules, respectively. See generally, JBL Enterprises v. Jhirmack Enterprises, 698 F.2d 1011, 1016-17 (9th Cir. 1983) (“[a] cluster approach is appropriate where [a] product package is significantly different from, and appeals to buyers on a different basis from, the individual products considered separately.”). There is nothing wrong with that conceptually – at

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	10	Oracle Corporation’s Post-Trial Brief

least so long as it does not create a false appearance of dominance12 – but a plaintiff that proposes a cluster market must begin by accurately identifying the “clusters” sold as arguably distinct products. This requirement is evident in United States v. Central State Bank, 621 F. Supp. 1276, 1291-92 (W.D. Mich. 1985), where the court rejected the government’s effort to divide the cluster of banking services sold by the merging parties into proposed relevant markets for transactional accounts and small loans that, allegedly, were “most significantly affected by” the proposed acquisition. Commercial banks offered a broader product line in competition with one another. Id. The court therefore agreed with the defendants that the relevant product market included “the cluster of services and products that comprise the full range of services offered by commercial banks.” Id. at 1292. In other words, the market had to correspond to what was actually offered in commerce. Cf. Areeda & Hovenkamp 530a at 180 (“the pattern of transactions can indicate the market’s scope”).

In this case, the government’s threshold problem is that there is no evidence that either core HRM or FMS is regularly sold as a distinct cluster product. Rather, like the transactional accounts and small loans at issue in Central State Bank, they are components of the broader EAS catalogues that suite vendors like SAP and Oracle offer to potential customers. This became clear as soon as plaintiffs began introducing Oracle’s discount approval forms into evidence. These certainly revealed clusters of product offerings, but hundreds of different clusters, virtually all unique, reflecting the peculiarities of customer requirements and how individual customers proposed to address some of their needs from Oracle’s broad catalogue of applications software, middleware, database software, terms and services. The most convenient compendium of these deals was provided by plaintiffs’ expert, Professor McAfee, and is in evidence as P4729. A review of the “Programs” column, listing the kinds of software for which a discount approval was sought, shows how irrelevant the government’s core HRM and FMS concept is. Oracle is not selling and customers are not buying just core HRM and FMS. Oracle

[12]	See Thurman Industries v. Pay’N Pak Stores, 875 F.2d 1369, 1377 (9th Cir. 1989) (rejecting cluster market for full service home remodeling stores because the products sold at such stores were also sold at hardware, specialty, department, and other stores).

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	11	Oracle Corporation’s Post-Trial Brief

is selling all of its products and services, and customers are buying them in whatever combinations they want.

This phenomenon defines the nature and scope of competition in the real-world markets. It puts all of an EAS vendor’s products in competition with everyone else’s products, whether or not those other vendors can provide everything the largest vendors can, and whether or not they sell core FMS and HRM. In part, it reveals the dynamics of the shopping mall, where the large department stores with the broadest product offerings nonetheless compete with the specialty stores in the mall. But it is actually more than that, because in these markets the suite vendors discount their bundles as a whole, with no evident regard to whether parts of a bundle (like core FMS or HRM) might, under “inverse elasticity” pricing rules or otherwise, permit higher prices. There is, as Professor Hausman put it, “salad bar” pricing. (Tr. 3815:13-3816:10 (J. Hausman).)

On several occasions during trial, the Court noted this phenomenon and pressed the government’s experts for an explanation as to how they could reconcile it with the proposed relevant markets. (See, e.g., Tr. 2402 (K. Elzinga).) Plaintiffs’ answers consistently were abstract, for example suggesting that a beer and wine distributor with a local monopoly over beer would not be prevented from exercising monopoly power because it also sold wine. (Tr. 2403:1-4 (K. Elzinga).) That sidesteps the issue. Beer is a distinct product, as is wine. Each is predictably and consistently priced separately. The issue in this case is what to make of the fact that an EAS bundle is not priced based on its particular composition, nor on whether core HRM or FMS is an important part of that bundle. The government has not addressed that fact. As in so many other places, the government’s theory – core HRM and FMS are exploitable markets – conflicts with the facts – EAS vendors do not act that way.

The reason Plaintiffs try to draw a circle around SAP, Oracle, and PeopleSoft with respect to core HRM and FMS only is because there is indisputable, abundant competition everywhere else across the EAS landscape. The government’s effort is to gerrymander until it

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	12	Oracle Corporation’s Post-Trial Brief

finds some corner – however small13 – of the broader EAS market in which allegations of high concentration are plausible. The effort fails, however, because no evidence justifies treating core HRM and FMS as distinct cluster products. They simply are parts of much broader EAS catalogues, sold in competition with a wide variety of similar catalogues, point solutions, and alternative services.

B.	The Proposed “High-Function” Markets Are Legally Inadequate.

It is not enough for plaintiffs to define the markets around core HRM and FMS functionalities; to have any hope of prevailing in this case, they must also exclude from the relevant markets the HRM and FMS offerings of every vendor besides SAP, Oracle and PeopleSoft. To this end plaintiffs’ have invented the “high-function” concept – a device, and nothing more, to define a “product” that only SAP, Oracle and PeopleSoft make.

Two legal flaws regarding the alleged “high-function” markets are addressed in this brief: (1) the lack of coherence or meaning to the term “high function” (which plaintiffs acknowledge they made up); and (2) the fact that this is not a product-based market at all, but rather one based on the alleged inability of some large buyers to meet all their needs with “less-functional” products. The contours of plaintiffs’ alleged markets are defined, therefore, by characteristics of the customers rather than of the products themselves. First, however, we will address the factual foundation for plaintiffs’ arguments, which is the oft-repeated assertion that the EAS industry recognizes SAP, Oracle and PeopleSoft as “Tier 1” vendors that are in some senses in a class by themselves.

1.	There is no “Tier 1” Vendor Market.

Oracle could not and does not deny that there are some significant differences between SAP, Oracle and PeopleSoft, on the one hand, and other competing vendors on the other hand. SAP, Oracle and PeopleSoft are the three EAS vendors with the most comprehensive, multi-pillar product offerings, and they attempt to serve more of the potential EAS market than

[13]	As Safra Catz’s testimony demonstrated, Oracle sells just a few million dollars of core HRM and FMS software to large enterprises in a given year – a trivial percentage of its overall $1.6 billion in EAS revenues. (Tr. 3454:7-3456:16 (S. Catz).)

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	13	Oracle Corporation’s Post-Trial Brief

other firms, geographically and across industries. In other words, they have the broadest software portfolios and the broadest distribution. This of course explains why they run into one another and compete head-to-head more than with others. Plaintiffs’ and their experts describe this often, but never explain why something so unsurprising is at all competitively significant in this market. Firms with broad product portfolios and distribution can be presumed to encounter other similar firms more often than firms with limited portfolios and narrow distribution. That does not mean that competition is limited to firms with broad assortments. National, full-service retailers likely identify other full-service retailers as their most frequent competitors, yet they also compete with regional retailers and specialty boutiques every day.

To define antitrust markets, it is not enough simply to apply labels as a taxonomist would. The legal and economic principles of market definition must be applied rigorously. A relevant product market must include “all alternatives to which customers could practicably turn...should the merger be consummated and prices become anticompetitive.” FTC v. Tenet Health Care Corp., 186 F.3d 1045, 1051-52 (8th Cir. 1999); FTC v. Freeman Hosp. 69 F.3d 260, 269 (8th Cir. 1995). The market must include all products that reasonably could satisfy a customer’s needs, not just the alternatives that a given customer may prefer. In re R.R. Donnelley & Sons Co., 120 F.T.C. 36, 129 n.65 (1995). It must include the products of all firms “who have the ‘actual or potential’ ability to deprive each other of significant levels of business.” Rebel Oil, 51 F.3d at 1434; Thurman Ind. v. Pay N’ Pak Stores, Inc., 875 F.2d 1369, 1374 (9th Cir. 1989).

Thurman is particularly instructive because it shows that the breadth of one’s product offering does not define the market. The issue in Thurman was whether full service home remodeling stores were a relevant market unto themselves, separate and apart from hardware, specialty, department, and other stores that sold many of the same items. Thurman argued there was a market for home center stores only “because of their broad selection of building, plumbing, and electrical supplies for home remodeling projects and their trained sales staffs who can assist customers in product selection and job performance.” Id. at 1374. Thurman argued the combination of goods and services at such stores was “unique” and allowed

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	14	Oracle Corporation’s Post-Trial Brief

consumers “to obtain ‘everything they need’ at one location.” Id. The Ninth Circuit rejected the proposed market. The key fact was that consumers patronized both the home centers with the broadest selection and the other, more narrowly focused stores. Id. at 1376. There was competition, and it could not be defined away through market definition.

Even if some customers would never patronize one “class” of supplier, that alone does not demarcate an antitrust market. In fact, antitrust markets (like most things in economics) are defined in reference to effects on the margin, specifically whether a hypothetical post-merger price increase would cause enough “marginal customers” to switch to other vendors or products so as to render the price increase unprofitable. This is the intuition behind so-called “critical loss” analysis, which attempts to calculate how much marginal business needs to be lost before a hypothetical monopolist would abandon an attempted price increase. See FTC. v. Tenet, 186 F.3d at 1053; California v. Sutter Health Sys., 84 F. Supp. 2d 1057, 1076 (N.D. Cal. 2000), aff’d (mem.), 217 F.3d 846 (9th Cir. 2000). It is also the principle that (among other factors) caused the Eleventh Circuit to reject the Department of Justice merger challenge at issue in United States v. Engelhard Corp., 126 F.3d 1302 (11th Cir. 1997). The court explained: “If a sufficient number of customers switch to alternative products, then the hypothetical . . . price increase can become unprofitable. Furthermore, it is possible for only a few customers who switch to alternatives to make the price increase unprofitable, thereby protecting a larger number of customers who would have acquiesced in higher . . . prices.” Id. at 1306.

When these principles are taken into account, the failings of any kind of “Tier 1” market become evident. As in Thurman, everything SAP, Oracle, and PeopleSoft sell in the way of HRM and FMS products are also sold by other firms, alone or in combination. Microsoft, Lawson, AMS, GEAC, SSA Baan, and ADP are among the additional vendors with core HRM and/or FMS suites, and of course beyond “core,” and in specialized point HRM and FMS solutions, choices are plentiful. For the multi-national firm requiring localizations and languages not provided by one of these vendors, country-specific solutions are readily available. The government effectively concedes that large companies that adopt decentralized IT strategies have

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	15	Oracle Corporation’s Post-Trial Brief

numerous choices.14 While for some customers there are advantages to using the vendors who can provide “one-stop shopping” and significant pre-integration advantages, it is indisputable that large EAS buyers nevertheless procure solutions from other vendors. Indeed, some large EAS buyers find advantages in not adopting “one stop shopping” solutions, as the experiences of the government witnesses demonstrated. DaimlerChrysler uses SAP for FMS and PeopleSoft for HRM; the Department of Justice has chosen AMS for its FMS even though AMS does not supply HRM solutions for the federal government; Target chose Lawson for FMS and PeopleSoft for HRM. That puts the full range of customer-chosen solutions in the relevant market.

The government tries to trivialize the degree to which “Tier 2” vendors compete for large enterprise business, but it has not demonstrated those vendors fail to discipline the pricing of “Tier 1” vendors. Neither Professor Elzinga nor Professor McAfee conducted a critical loss analysis or any other formal economic study that would demonstrate the proposed markets could be profitably monopolized notwithstanding the number of large enterprises that already turn to others’ products. (Tr. 2291:5-7 (K. Elzinga); 2599:3-8 (McAfee).) This is the same mistake the government made in Engelhard Corp., 126 F.3d at 1306, and in United States v. Sungard Sys. Inc., 172 F. Supp. 2d 172, 191-92 (D.D.C. 2001).

2.	There is No Such Thing as “High-Function” Software

The concept of “high-function software” was introduced in the government’s Complaint. No one in the information technology industry had heard the term before, and neither had Oracle during the Hart-Scott-Rodino process. It is actually the government’s third or fourth effort at a market definition, and the latest in a series of efforts to engineer markets consisting, on the buy side, solely of large and complex enterprises, and more importantly, markets with only three sellers: SAP, Oracle and PeopleSoft. Oracle already has addressed the

[14]	On the other hand, the government claims that makes these companies, even huge corporations like Johnson & Johnson, “mid-market customers.”

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	16	Oracle Corporation’s Post-Trial Brief

government’s shifting criteria for “high function” software in its Proposed Factual Findings and Conclusions of Law. Two legal points are worth emphasizing, however.

First, the Court correctly observed early in the trial that this case presents the so-called “continuum problem,” where differentiated products fall along a spectrum of capabilities or “quality.” See ABA Antitrust Section, MERGERS AND ACQUISITIONS: UNDERSTANDING THE ANTITRUST ISSUES at 51-54 (2000). This is well-recognized in antitrust, and the rule that has developed is that there must be a clear break in the chain of substitutes in order for separate markets to be found. See, e.g., Liggett & Myers, Inc. v. FTC, 567 F.2d 1273, 1274-75 (4th Cir. 1977) (rejecting distinctions between classes of dog food); New York v. Kraft Foods, Inc., 926 F. Supp. 321, 333 (S.D.N.Y. 1995) (differentiated breakfast cereals in same market); In re Super Premium Ice Cream Distribution Antitrust Litig., 691 F. Supp. 1262 (N.D. Cal. 1988), aff’d without op. sub nom. Haagen-Dazs Co. v. Double Rainbow Gourmet Ice Creams, Inc., 895 F.2d 1417 (9th Cir. 1990) (product quality distinctions “are economically meaningless where the differences are actually a spectrum of price and quality differences”).

There clearly is not a sufficient break in the chain of FMS and HRM substitutes to warrant calling “high-function” software – meaning SAP, Oracle and PeopleSoft products – a market unto themselves. There is far too much evidence of substitution between SAP, Oracle and PeopleSoft products, on the one hand, and alleged “mid-market” products to ever make such a finding. There is, at most, a tendency for larger, multi-national organizations to prefer SAP, Oracle and PeopleSoft products more than other options available to them. Markets, however, are defined on the basis of alternatives that can reasonably satisfy a customer’s needs, not on the basis of preferences alone. As the FTC observed in Donnelley, 120 F.T.C. at 159 n.65, “‘[t]here will almost always be classes of customers with strong preferences for [differentiated] products, but to reason from the existence of such classes that each is entitled to the “protection” of a separate narrow market definition grossly overstates the market power of the sellers.’”15

[15]	Numerous courts have rejected market definitions based simply on customer preferences. See, e.g., Thurman, 875 F.2d at 1373-74; Discon, Inc. v. NYNEX Corp., 86 F. Supp. 2d 154,

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	17	Oracle Corporation’s Post-Trial Brief

Second, the “high-function” market fails as a matter of law because it “‘is too amorphous to be subjected to the hard economic analysis required by § 7.’” United States v. Baker Hughes, Inc., 731 F. Supp. 3, 7 (D.D.C. 1990), aff’d, 908 F.2d 981 (D.C. Cir. 1990) (quoting Carter Hawley Hale Stores v. Limited, Inc., 587 F. Supp. 246, 253 (C.D. Cal. 1984)). Again, the government’s witnesses did not nearly agree as to where the “mid-market” supposedly ended and the “enterprise market” began. At trial, there was a stunning disconnect between the alleged high-function criteria and the characteristics of the witnesses, leading to the government’s inevitable retreats to the argument that even though it might not be able to identify “high-function” customers, the “long, iterative procurement process” assures that the vendors can. It is a market definition in chaos; never has a merger case, let alone a successful merger challenge, rested on such an “amorphous” market definition.

There is no clearer evidence of the bankruptcy of this concept than the inability of plaintiffs’ own experts to utilize it in their own analysis. None of the “quantitative” analyses conducted by plaintiffs’ experts utilized the high-function concept. Not once did Professors Elzinga or McAfee segregate market transactions by reference to scalability, configurability, tight integration, international capabilities, and so forth. Rather, they defaulted to arbitrary numerical proxies such as the size of the transaction (e.g., greater than $500,000) that led to absurd results, such as the inclusion of the YMCA of Metropolitan Hartford in Professor Elzinga’s study of “high-function” deals. See Tr. 2323:1-18 (K. Elzinga).) Clearly, if plaintiffs’ own experts found the high-function concept “too amorphous” to use in conducting “hard economic analysis,” id., this Court need not adopt it as the foundation of a market definition.

3.	Plaintiffs Were Required to Prove, But Failed to Prove, Price Discrimination Markets.

Plaintiffs repeatedly insisted that they defined a “traditional” rather than a “price discrimination” product market—a market defined by reference to product characteristics rather than customer characteristics. With respect, that is just word play. By any name, the

160-62 (W.D.N.Y. 2000); United States v. Am. Tel. & Tel. Co., 524 F. Supp. 1336, 1379-80 (D.D.C. 1981); cf., Total Ben. v. Group Ins. Admin., Inc., 875 F. Supp. 1228 (E.D. La. 1995).

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	18	Oracle Corporation’s Post-Trial Brief

government’s theory demands that price discrimination be addressed, and the government simply has no basis to prove the price discrimination markets that it pleaded.16

As Professor Elzinga explained, a traditional market is defined by unique and identifiable characteristics of the product itself. The question is whether one “thing” competes with other “things.” Under the Merger Guidelines test, the traditional product market is the smallest group of “things” on which observers could predict a hypothetical monopolist could profitably impose a significant and nontransitory price increase. See Merger Guidelines § 1.11.

The Guidelines separately recognize that price discrimination might justify a narrower market definition, limited to some subset of the customers of the product, if vendors can consistently identify those customers who have fewer good alternatives (and hence more inelastic demand) and charge them higher prices. Merger Guidelines § 1.12 (“The Agency will consider additional relevant product markets consisting of a particular use or uses by groups of buyers of the product for which a hypothetical monopolist would profitably and separately impose at least a ‘small but significant and nontransitory’ increase in price.”). The economic intuition is that in the presence of systematic price discrimination the threat of switching by marginal customers no longer disciplines prices charged to the inframarginal customers, and the two groups of customers are therefore in different “markets” for practical antitrust purposes. In theory, that insight could justify markets composed of large classes of customers defined by some identifiable common characteristic (such as senior citizens at movie theatres) or, in the extreme case (and ignoring the legal sufficiency of such markets), thousands of separate markets limited to a single transaction.

That is plaintiffs’ case in a nutshell. Plaintiffs assert that there is some universe of vulnerable “high function” customers who have only three good options for HRM and FM

[16]	In its Complaint the government alleged that “[t]he price of the software is set based on the circumstances presented by each transaction, and vendors can price discriminate against individual customers.” Complaint 25. The government also stated in response to Interrogatories seeking clarification of its contentions that it was claiming that the “long, iterative procurement process” which “large “ and “multifaceted” organizations employ “permits price discrimination” against them. Plaintiffs’ Response to Interrogatory No. 26.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	19	Oracle Corporation’s Post-Trial Brief

software, and that price discrimination allows the vendors to exploit those customers without losing sales among the many other customers (casually dismissed as “mid-market”) who can buy the same software from SAP, Oracle or PeopleSoft, but who have other alternatives as well. That is the classic paradigm of a potential price discrimination market. Plaintiffs’ denial that they are pursuing a theory of price discrimination markets is semantic; this is their theory, or they have no theory at all.

Plaintiffs’ difficulty is that they have completely failed to develop the factual predicate necessary to prove a plausible price discrimination theory. See Merger Guidelines § 1.12; Donnelley, 120 F.T.C. at 158 (price discrimination market required that “(1) the hypothetical monopolist can identify gravure customers with sufficiently inelastic demand for gravure printing [and] (2) the hypothetical monopolist can selectively and profitably increase prices to those gravure customers.”). First, they never asked the threshold question: how accurate would a hypothetical price discriminating monopolist have to be in classifying customers for a price discrimination strategy to work?17 Professor Hausman explained that, as a matter of straightforward math, the relatively high margins in this industry mean that a price discrimination strategy would be unprofitable unless the hypothetical monopolist “guessed right” about whether customers were marginal or inframarginal with better than 94% accuracy. Plaintiffs cannot dispute that math, and have made no effort to prove that price discrimination at that degree of accuracy is feasible.18

[17]	“[I]mportant conditions [for feasibility of price discrimination include] that the hypothetical monopolist is able to identify the customers to whom price can be increased. . . .” Jerry A. Hausman, et al., Market Definition Under Price Discrimination, 64 Antitrust L.J. 367, 370 (1996).

[18]	In its proposed findings, the government strives to show that customers reveal to vendors enough information such that vendors could identify and exploit inelastic customers. See, e.g., PPFF 2.7 et seq. However, only one proposed finding even purports to address the critical question of whether customers reveal the relative values they place on various options available to them. Thus, in 2.7.7.4 of its proposed findings, the government states: “Vendors seek and obtain information about how customers value the high-function software they are seeking to buy.” PPFF 2.7.7. 4; see also PPFF 2.7.6 (“Vendors seek and obtain information about how customers value the high-function software they are seeking to buy.”) (without any supporting citation).

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	20	Oracle Corporation’s Post-Trial Brief

Second and more fundamentally, neither the government nor its experts could even identify any shared characteristic or set of characteristics that would give vendors a clue as to which customers in this market are more or less price-sensitive than others. When pressed, the government either identified customer attributes that even they concede are consistently associated with lower prices in this market (such as size, complexity, worldwide operations), or insisted that although they cannot identify the characteristics that mark a customer as a target for adverse price discrimination, Oracle’s sales force somehow can. Plaintiffs had all the investigative resources of the U.S. government, friendly access to PeopleSoft’s own sales force, and the benefit of hindsight and sophisticated statistical tools. If they cannot provide a coherent account of how a price discrimination strategy would work in this market, simply insisting that Oracle has the secret formula will not bear scrutiny.

Plaintiffs’ last refuge is to insist that price discrimination must be possible in this market because prices and discounts clearly vary from transaction to transaction. But the price discrimination that is relevant to antitrust analysis is a systematic strategy that prevents the behavior of marginal customers from disciplining pricing to inframarginal customers. Perhaps price differences (or price differences unrelated to differences in marginal costs) might be called “price discrimination” in some sense. In the real world, however, prices vary for all kinds of

In support of this critical finding, the government does not cite any trial testimony or documentary evidence; instead, the government cites the CID testimony of Richard Knowles from SAP. See PPFF 2.7.7.4 (citing P3036 (Knowles 12/3/03 Dep.) at 168:11-23). The cited testimony, however, bears no resemblance to the government’s proposed finding. Its most significant statement is the following: “And one of our goals we try to get to is try to determine what is the key decision factors (sic) coming out of the demo? Who’s winning? Who’s not winning? What went wrong? And what do we need to do to win?” (Id.) (emphasis added).

This testimony provides no support whatsoever for the government’s proposed finding. Furthermore, the government ignores the testimony of Mr. Knowles at trial, where he testified that vendors never have perfect information about their competition and that “the information is cloudy sometimes.” (Tr. 2844:3-7 (R. Knowles).) Witness after witness confirmed that customers control the flow of information, especially information as to what value the customer places on the various options. This fact was most dramatically underscored by the number of witnesses who were unwilling to disclose their vendor evaluations publicly at trial, sometimes even years after the procurements had taken place. See OPFF 158. These customers realize that the information in their evaluations of different options is highly valuable, and they guard it accordingly.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	21	Oracle Corporation’s Post-Trial Brief

reasons (from size of the deal to countervailing buyer power to negotiating skill to the timing of a deal) that have nothing to do with whether vendors can successfully identify and target subsets of customers with inelastic demand.

The FTC has repeatedly warned that there are “analytical hazards” in defining markets by reference to possible price discrimination. In re R.R. Donnelley & Sons Co., 120 F.T.C. 36, 159-60; see also In re Midcon Corp., 112 F.T.C. 93, 141 (1989). Varying customer preferences for differentiated product alternatives “is an economic truism,” Donnelley, 120 F.T.C. at 53, such that a casual acceptance of this theory carries “the potential … to swallow up the market definition principles established by the federal courts and the Commission.” Id. at 54; see also Midcon Corp. 112 F.T.C. at 155, 158 (“In considering possible markets under this theory, there is a danger of implicitly assuming the conclusion” and while “the possibility of price discrimination might in appropriate circumstances be enough to justify concern about anticompetitive effects . . . ‘possibilities’ can be a weak foundation for a prediction of ‘likely’, ‘substantial’ competitive effects.”). In this case, the government wants the benefits of price discrimination markets – markets made up of large customers only – without bearing the burdens of the analysis prescribed by the Merger Guidelines and the case law.

C.	The Geographic Market is Global.

In our Trial Brief, we asserted that the scope of the geographic market in this case was “so clear that reasonable people ought not be debating it.” Oracle’s Trial Mem. at 10. We stand by that statement, which was confirmed at trial, and will address here only a few points.

First, the debate about the geographic market in this case is really about whether SAP can be made to look like less of the dominant firm than it is. There are many foreign vendors of EAS products, and U.S.-based firms absolutely turn to them for country solutions and to meet other specific needs. But all that becomes effectively moot if the market shares in this case reflect global capabilities – as they should given the proposed product market – because SAP’s dominance globally, and in particular among global enterprises, would be enough to defeat plaintiffs’ claims. The proposed U.S.-only market is a way of avoiding that outcome by

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	22	Oracle Corporation’s Post-Trial Brief

making SAP appear “smaller” than it really is and simultaneously making Oracle and PeopleSoft appear “bigger” than they really are.19

This would be improper even if there were some basis for a U.S.-only market. The notion that “SAP America” is the only “SAP” in this country is untenable. The software comes from abroad, the company’s management is in Germany, and its U.S. operations, substantial as they are, are simply part of a much larger global operation – a larger applications business than Oracle’s and PeopleSoft’s combined. It is SAP as a whole with which Oracle and others must compete, and SAP as a whole must be accounted for in any market shares. As a matter of principle, “if a distant seller has some sales in a local market, all its sales, wherever made, should be considered a part of that local market for purposes of computing the market share of a local seller.” William M. Landes & Richard A. Posner, Market Power in Antitrust Cases, 94 Harv.L.Rev. 937, 963 (1981), quoted in Eastman Kodak, 63 F.3d at 103. In this case, it would be arbitrary to do anything else.

Second, with the evidence closed, it is now clear that every known test for defining geographic markets points to a worldwide or U.S.-Europe market:

•	As in Eastman Kodak, “the area where [EAS] sellers operate [lends] strong support” for a world-wide market. 63 F.3d at 104. Suite vendors such as SAP, Oracle, PeopleSoft, Siebel and Microsoft all market their EAS solutions globally, as do major point solution vendors such as Kronos and Hyperion.

•	The Elzinga-Hogarty test, co-authored by plaintiffs’ principal economist, Professor Elzinga, indicates a worldwide or at least U.S.-Europe geographic market. (Tr. 3801:3-5 (Hausman).) Professor Elzinga so admitted. (Tr. at 2280:13-23 (Elzinga).) See also

[19]	This was also the government’s strategy in United States v. Eastman Kodak Co., 63 F.3d 95, 104-09 (2d Cir. 1995), a case dealing with whether Eastman Kodak should be relieved of the obligations of two consent decrees resolving monopolization cases. There the government tried to argue for a U.S.-only market for photographic film, notwithstanding that Kodak’s major competitors were Fuji and Konica from Japan, Agfa from Germany, and 3M, which made its film in Italy. The argument was soundly rejected.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	23	Oracle Corporation’s Post-Trial Brief

Sutter, 84 F. Supp. 2d at 1069 (applying Elzinga-Hogarty test); Pilch v. Fresno Hosp., 2000-1 Trade Cas. (CCH) 72,935 at 87,966-67 n.5 (C.D. Cal. 2000).

•	The minimal costs, in relation to the price of an EAS solution, of transporting software code and human assets to a buyer’s location indicates a broad geographic market. Eastman Kodak, 63 F.3d at 104.

•	The principle that a market is an area that tends to price uniformity indicates at least a US and Europe market. IIA P. Areeda & H. Hovenkamp, ANTITRUST LAW 550a at 248 (2002) (“Closely correlated prices and price movements in two regions presumptively indicate a single market.”). Professor Hausman demonstrated based on PeopleSoft data that average discounts in the U.S. and Europe are almost identical. (Tr. 3805:2-3806:4 (Hausman).)

The geographic market cannot be confined to the United States, and SAP cannot be marginalized by doing so.

IV.	COMPETITIVE EFFECTS ISSUES

A.	There is No Basis for a Legal Presumption that Oracle Could Exercise

Unilateral Market Power Post-Merger.

The government concedes that the ultimate issue in this case is whether the proposed merger is likely to have anticompetitive effects and that plaintiffs bear the burden of persuasion on that issue. Conclusions 1.1.4-1.1.5. On the other hand, the government tries to shed much of that burden by seeking a presumption of illegality under United States v. Citizens & S. Nat’l Bank, 422 U.S. 86, 120 (1975); United States v. Philadelphia Nat’l Bank, 374 U.S. 321, 368-69 (1963); FTC v. H.J. Heinz Co., 246 F.3d 708, 715 (D.C. Cir. 2000), and other cases. See Proposed Conclusions 1.3.1. The government argues that it is entitled to the presumption because it has proved the post-merger market concentration (and increase in that market concentration) reflected in Professor Elginza’s calculation of pre-and post-merger market shares and HHIs. Conclusions 1.1.4; 1.3.1 – 1.3.5.

The claim fails for three reasons. First, as the government admits, a presumption of anticompetitive effects arises only when there is undue post-merger market concentration. Conclusions 1.1.4; 1.3.1 – 1.3.3. Thus, correct market definition is crucial. If the product and/or

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	24	Oracle Corporation’s Post-Trial Brief

geographic dimensions of the market are defined incorrectly, post-merger market concentration will likewise be defined inaccurately and a presumption of anticompetitive effects cannot be defended. Sungard, 172 F. Supp. 2d at 181; Sutter, 84 F. Supp. 2d at 1068. As discussed above, the government’s market definitions are contrived. Hence nothing can be presumed.

Second, all of the cases plaintiffs cite for the presumption are coordinated effects cases, where a presumption of adverse effects from high concentration makes economic sense.20 Heinz, upon which plaintiffs place great weight, says it best:

Merger law “rests upon the theory that, where rivals are few, firms will be able to coordinate their behavior, either by overt collusion or implicit understanding, in order to restrict output and achieve profits above competitive levels.” FTC v. PPG Indus., 798 F.2d 1500, 1503 (D.C. Cir. 1986). Increases in concentration above certain levels are thought to “raise[  ] a likelihood of ‘interdependent anticompetitive conduct.’”

Heinz, 246 F.3d at 715-16; see also FTC v. University Health, 938 F.2d 1206, 1218 n.24 (11th Cir. 1991) (“Significant market concentration makes it ‘easier for firms in the market to collude, expressly or tacitly, and thereby force price above or farther above the competitive level.’”).

This, however, is not a coordinated effects case. It is a unilateral effects case based on the allegation that Oracle – despite the best competitive efforts of SAP and other firms acting independently – will on its own be able to raise post-merger prices. There is no merger case explicitly considering whether the government is entitled to a concentration-based presumption of harm under a unilateral effects theory. To the contrary, in antitrust generally – where, of course, inferring single-firm power from share is well-established – courts look to whether there is a dominant single-firm market share, not to overall market concentration. See, e.g., United States v. Aluminum Co. of America, 148 F.2d 416, 424 (2d Cir. 1945) (90 percent of supply “is enough to constitute a monopoly; it is doubtful whether sixty or sixty-four percent

[20]	On the other hand, even this is being questioned. FTC Chairman Timothy Muris recently stated, “the preeminence that some would continue to give to concentration or HHI numbers is misplaced. State-of-the-art merger analysis has moved well beyond a simplistic causality of high concentration leading to anticompetitive effects.” Prepared Remarks of Timothy J. Muris, Chairman, Federal Trade Commission, Workshop on Horizontal Merger Guidelines (Feb. 17, 2004) available at http://www.ftc.gov/speeches/muris/040217hmgwksp.htm.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	25	Oracle Corporation’s Post-Trial Brief

would be enough; and certainly thirty-three percent is not”); Rebel Oil, 51 F.3d at 1438 (44 percent share would support a finding of market power only “if entry barriers are high and competitors are unable to expand their output in response to supracompetitive pricing”); Jefferson Parish Hosp. Dist. No. 2. v. Hyde, 466 U.S. 2, 8, 26 (1984) (30% market share below threshold for market power, as matter of law).21

That is the approach the Merger Guidelines adopt, requiring that the merged firm have a post-merger market share of at least 35% before presuming anything. Merger Guidelines § 2.211. This was also the approach of the 1984 Merger Guidelines (the “Baxter Guidelines”), which stated expressly that “[b]ecause the ease and profitability of collusion are of little relevance to the ability of a single dominant firm to exercise market power,” the Guidelines’ coordinated effects analysis was inapplicable. See 1984 Department of Justice Merger Guidelines § 3.12, available at http://www.usdoj.gov/atr/hmerger/11249.htm.

Historically, moreover, only a leading 35% or better share has sufficed to raise a unilateral effects issue. In fact, the “leading firm proviso” of the Baxter Guidelines applied only to acquisitions by firms that already had a 35% market share and were twice as large as their nearest rival. Id. (“the Department is likely to challenge the merger of any firm with a market share of at least 1 percent with the leading firm in the market, provided that the leading firm has a market share that is at least 35 percent and is approximately twice as large as that of the second largest firm in the market”).22 In other words, the Baxter Guidelines never even contemplated

[21]	Here and in software industries generally, competitors can expand their output easily since the marginal cost of making additional sales is extremely low and no capacity constraints exist. (Tr. 3861:13-21 (J. Hausman) (“[O]ne of the many things that make software different than most other products we see in mergers is there are no capacity constraints for software at all. It’s – if SAP want to crank out some more software, last I knew, it costs 3 cents to make a CD that you send to somebody, and of course with the web, you can even save the 3 cents because they have a password, they get on the web, and they download it. So it costs nothing, and we have no capacity constraints whatsoever. That’s very important for software.”).

[22]	See also James F. Rill, Product Differentiation: Practicing What They Preach: One Lawyer’s View of Econometric Models in Differentiated Product Mergers, 5 Geo. Mason L. Rev. 393, 410 (1997) (the author, Assistant Attorney General, Antitrust Division, in 1992, writes: “the 1992 Merger Guidelines’ discussion of unilateral effects elaborates on the ‘leading firm proviso,’ originally set forth in Section 3.12 of the Department of Justice’s 1984 Merger Guidelines”).

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	26	Oracle Corporation’s Post-Trial Brief

applying “unilateral effects” theory to block the mergers of a “leading firm’s” smaller competitors. As mentioned earlier, the only two mergers blocked arguably under a unilateral effects theory would have created truly dominant firms. Staples, 970 F. Supp. at 1081 (100% shares in 15 markets); Swedish Match, 131 F. Supp. 2d at 166 (60% share, nearly double the closest competitor). This further demonstrates how far from the mainstream this case is, and how anomalous it would be to infer adverse effects from concentration statistics that aren’t even relevant in theory and that here are to a large degree driven by the presence of a larger and truly leading firm, SAP.

Third, even when a presumption of anti-competitive effects arises, the presumption is rebuttable upon a showing that “market-share statistics [give] an inaccurate account of the acquisition[’s] probable effect[  ] on competition.” Citizens & S. Nat’l Bank, 422 U.S. at 120.

In so doing, the defendant may rely on “[n]onstatistical evidence which casts doubt on the persuasive quality of the statistics to predict future anticompetitive consequences,” such as: “ease of entry into the market, the trend of the market either toward or away from concentration, and the continuation of active price competition.” Additionally, the defendant may demonstrate unique economic circumstances that undermine the predictive value of the government’s statistics. “If the defendant successfully rebuts the presumption [of illegality], the burden of producing additional evidence of anticompetitive effect shifts to the government, and merges with the ultimate burden of persuasion, which remains with the government at all times.”

FTC v. University Health, 938 F.2d at 1218-19 (internal citations omitted); Baker Hughes., 908 F.2d at 983; see also 1992 Merger Guidelines at 2.0 (“[M]arket share and concentration data provide only the starting point for analyzing the competitive impact of a merger.”) The government admits this. Conclusions 1.4.1, 1.5.1.

Arguably, unilateral effects cases always present “unique economic circumstances that undermine the predictive value of” concentration statistics. Regardless there are numerous features of this case that make it highly suspect any prediction about Oracle’s post-merger power from its market share, alone or in conjunction with concentration data.

First, there is the undisputed fact that customers overwhelmingly choose to limit the number of vendors with which they negotiate prices and other final terms of a transaction to

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	27	Oracle Corporation’s Post-Trial Brief

one or two. They don’t care how many “bidders” they could have; they understand that having three or more “bidders” is irrelevant to how competition actually works in this market. A mechanical concentration-performance assumption is therefore contrary to observed market structures. Cf. Aspen Skiing Co. v. Aspen Highlands Skiing Co., 472 U.S. 585, 604 n.31 (1985) (antitrust analysis presumes longstanding market practices are optimal for consumers) (quoting Robert H. Bork, The Antitrust Paradox 156 (1978)). Indeed, if adverse effects on competition could fairly be inferred simply from concentration statistics in these markets, then all of these customers—the largest and most sophisticated commercial entities in the world—routinely are choosing to act against their own self interest, which is not an inference embraced by the antitrust laws.

Second, and closely related, there are the unusual economics of bargaining with buyers who themselves have substantial market power. United States v. Baker Hughes, Inc., 731 F. Supp. 3, 11 (D.D.C. 1990), aff’d 908 F.2d 981 (D.C. Cir. 1990); United States v. Archer-Daniels-Midland Co., 1991-2 Trade Case. (CCH) 69, 647 at 67, 918-19 (S.D. Iowa 1981); United States v. Syufy Enter., 903 F.2d 659, 663 (9th Cir. 1990) (Kozinski, J.) (describing government’s monopolization claim as “remarkable” where “the alleged victims are humongous national corporations with considerable market power of their own.”). This was addressed in part by Dean Campbell, who explained when there are bilateral negotiations like the ones that occur here, economic theory does not permit any predictions about how a change in seller-side structure alone affects bargaining prices or outcomes. See also Kreps, A COURSE IN MICROECONOMIC THEORY (1990) at 551; Samuelson & Nordhaus, ECONOMICS (17th Ed. 2001). Even plaintiffs’ experts acknowledged there is no economic literature supporting an inference of adverse effects from a reduction in the number of market participants in this kind of market. (Tr. 2591:5-11 (P. McAfee).) That surely “undermine[s] the predictive value of [concentration] statistics.” FTC v. University Health, 938 F.2d at 1218-19.

Third, the government does not allege a concern that Oracle can exercise market power generally – as a high share would normally indicate. Plaintiffs in fact allege only that Oracle will be able to exercise market power with respect to those particular customers it can

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	28	Oracle Corporation’s Post-Trial Brief

identify that pre-merger ranked Oracle and PeopleSoft products as their best choices, and as to which other sellers are poor substitutes. As Professor Hausman explained, that depends on the ability to price discriminate by identifying these particular customers with a very high degree of accuracy. (Tr. 3872-75 (J. Hausman); see also J. Hausman et al., Market Definition Under Price Discrimination, 64 Antitrust L.J. 367 (1996); 1992 Merger Guidelines § 1.12) Concentration data do not inform that analysis.

An inference of adverse effects from concentration data is entirely arbitrary in this setting. The government should be held both to the burden of persuasion, as Baker Hughes and similar cases demand, and to the burden of producing in the first instance persuasive evidence of likely adverse effects.

B.	The Government Has Failed to Present Any Recognized or Coherent Unilateral Effects Analysis.

As the Court’s July 10, 2004, Order noted, there have been very few litigated unilateral effects cases. Neither the Supreme Court nor any Court of Appeals has considered the doctrine. It exists primarily in Section 2.2 of the Merger Guidelines, and in a very large volume of commentary. See Areeda & Hovenkamp, 914e at 67 n.13 (collecting commentary). The unilateral effects theory advanced in this case cannot be found in any of that commentary, or in the Merger Guidelines.

The unilateral effects concern addressed in the Merger Guidelines is based upon the economics of “localized competition” and “diversion.” The theory holds that by acquiring a close substitute, a firm competing in a highly differentiated market may be able profitably to raise its prices marketwide by capturing with the newly-acquired product enough sales that would otherwise be lost to rivals. As the Merger Guidelines put it, “[s]ome of the sales loss due to the price rise merely will be diverted to the product of the merger partner and, depending on relative margins, capturing such sales loss through merger may make the price increase profitable even though it would not have been profitable premerger.” Merger Guidelines § 2.21.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	29	Oracle Corporation’s Post-Trial Brief

This requires in the first instance “localized competition” which we represented graphically in our Opening Statement as follows:

The merging firms, represented by the dots, would have to be very close together in “product space,” and substantially separated in product space from others in the market (which according to plaintiffs is only SAP). Importantly, this requires both that “(1) the products of the two merger participants are more similar to one another; [and] (2) the products of the two merger participants are more different from the products produced by nonparticipants.” Areeda & Hovenkamp 914f at 69.

The second concept, “diversion,” is the idea that when the price of a differentiated product increases, most lost sales will be captured by the closest (rather than more distant) substitutes. To prove Guidelines-style unilateral effects, “the diversion ratio” is calculated, which measures the substitution rate between two products. See Carl Shapiro, Mergers with Differentiated Products, Antitrust 23, 24 (Spring 1996); FTC v. Swedish Match, 131 F. Supp. 2d 151, 169 (D.D.C. 2000). This requires extensive econometric analysis. Indeed, unilateral effects analysis is in general an econometrics-driven discipline. Many of the articles cited in the Court’s July 10 Order propose econometric methods of assessing the effects of differentiated products mergers “directly,” without even defining markets. See, e.g., Jerry Hausman & Gregory Leonard, Economic Analysis of Differentiated Products Mergers Using Real World Data, 5 Geo. Mason L. Rev. 321 (1977).23 Others utilize both market shares and estimations of own-price and cross-price elasticities derived from pricing data (typically large quantities of scanner data). See, e.g., Roy J. Epstein and Daniel L. Rubinfeld, Merger Simulation: A Simplified Approach With New Applications, 69 Antitrust L. J. 883 (2002). Those methods generally predict a price

[23]	This was found contrary the law in Moore Corp. Ltd. v. Wallace Computer Servs., Inc., 907 F. Supp. 1545, 1581-82 (D. Del. 1995).

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	30	Oracle Corporation’s Post-Trial Brief

increase from any merger, but a significant price increase only if the diversion ratios are high—in other words, if marginal customers scared away from one of the merging firms by a price increase are uniquely likely to turn to the other merging firm, rather than to other alternatives in the market.

The Court saw nothing like this at trial - not in concept and certainly not in econometric execution. Plaintiffs’ economists admitted that they did not even attempt to calculate diversion ratios, or cross-elasticities, or any other economically meaningful measurement of whether the products of Oracle and PeopleSoft are uniquely close substitutes for each other. (See Tr. 2293:23-25 (K. Elzinga); 2599:3-8 (McAfee).) Instead they simply assumed that the relative “closeness” of substitutability between differentiated products may be inferred from market shares, such that if two firms have any significant share of the market, there must be a substantial number of customers who would rank those firms first and second—and by a substantial margin over their third choice. And then, having assumed away the crucial question, plaintiffs disavowed the punch line. Plaintiffs do not allege that a post-merger Oracle would try to impose a marketwide unilateral price increase made possible through acceptable “diversion.” Instead, plaintiffs allege that a post-merger Oracle would attempt to raise price only on that (assumed) subset of customers for whom Oracle and PeopleSoft are currently the first and second choice.

Plaintiffs are thus challenging this proposed merger with a new and previously unknown kind of unilateral effects theory focusing on the potential for customer-specific price discrimination against those customers for whom SAP and other alternatives are substantially inferior to PeopleSoft’s current product. This has nothing to do with § 2.21 of the Merger Guidelines, nor with what economists like Jerry Hausman and Carl Shapiro are writing about. No such theory has ever been litigated or, to our knowledge, even discussed by any court. It requires proof of a factual predicate (the ability to price discriminate with the requisite accuracy) that plaintiffs have not even attempted to establish except by anecdote, and which they run from in connection with market definition. Nor does the proof offered in support of this theory look anything like that proposed in the economics literature discussing unilateral effects.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	31	Oracle Corporation’s Post-Trial Brief

Plaintiffs’ theory, if accepted by the Court, would substantially expand the scope of the Clayton Act. That is because it would prohibit mergers based on effects on particular customers constituting only part of a relevant market. That is foreclosed by the plain language of the statute itself, which requires an adverse effect in a “line of commerce.” It is also contrary to all Sherman Act unilateral effects law, which demands that market power be proven in relation to the defendant’s ability to “restrict marketwide output and, hence, increase marketwide prices.” Rebel Oil, 51 F.3d at 1434 (emphasis added). For this reason, plaintiffs’ challenge to this merger should fail as a matter of law. Plaintiffs have cited no case, and there is no case, holding that a merger may be prohibited under the Clayton Act based on the kind of randomly-distributed, customer-specific effects claimed here, the substantiality of which is completely impossible to measure. See Engelhard, 126 F.3d at 1306 (merger challenge rejected where the size of the allegedly vulnerable customer group was not quantified); Sungard, 172 F. Supp. 2d at 193 (merger challenge rejected where “the central premise of the government’s case - that there are ‘a substantial number of customers for whom there are no competitive alternatives’ . . . – has not been proven”).

The government has also failed to show that PeopleSoft uniquely disciplines Oracle’s pricing and competitive behavior. In fact, both Professor McAfee’s regressions and Professor Hausman’s demonstrated that SAP is an equal or better constraint on Oracle’s pricing than is PeopleSoft. This is the key issue in a unilateral effects analysis, and decisively distinguishes this case from Staples, where the evidence showed that “prices [were] significantly lower in markets where Staples and Office Depot [the merging parties] compete[d],” than in markets where they did not compete. 970 F. Supp. at 1082.24 Oracle’s most formidable competitor, SAP, will still be a powerful constraining force after the proposed merger is consummated, as will many other firms.

[24]	SAP’s market position and price-constraining effects likewise distinguish this case from FTC v. Libbey, Inc., 211 F. Supp. 2d 34 (D.D.C. 2002), where an already dominant firm sought to acquire its “most formidable competitor.” Id. at 39.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	32	Oracle Corporation’s Post-Trial Brief

Clearly under the Merger Guidelines’ unilateral effects analysis, plaintiffs claim would fail. First, the “localized competition” premise of the analysis is not present here. This case is fundamentally different from the paradigm unilateral effects cases like Staples, where office supply “superstores” were sufficiently differentiated from smaller stationary stores to constitute a submarket, or United States v. Vail Resorts, Inc., 1997-2 Trade Cas. (CCH) 72,030 (D. Colo. 1997) (a favorite Department of Justice example of a unilateral effects case), where two ski resorts were geographically closer substitutes than other competing resorts. These involved “localized competition” in a substantial, tangible and objectively verifiable sense. Here, in contrast, the three firms plaintiffs place in the “high-function” markets each pursue fundamentally the same strategy of providing comprehensive EAS solutions to large enterprises. And by all objective measures – market share, breadth of offerings, geographic coverage – SAP is both Oracle’s and PeopleSoft’s most substantial competitor.

Plaintiffs’ efforts to carve out a “product space” dominated by Oracle and PeopleSoft alone have been unavailing. Consider plaintiffs’ flagship argument: that “SAP has struggled to penetrate organizations in the services sector.” PPFF 7.3.2.3.2. That is not remotely true—unless one defines “struggling” as not dominating in services to the extent SAP dominates elsewhere. In fact, the evidence shows SAP is strong across the board, counting among its 22,000 customers professional services firms the likes of Deloitte & Touche, PriceWaterhouseCoopers, and Accenture. See OPFF 136. Plaintiffs’ claims of an SAP weakness with respect to US-based financial institutions are also baseless. This claim was advanced as a generality only, without even describing what constitutes SAP’s alleged product deficiency. The government also failed to demonstrate that the number of financial institutions that view only Oracle and PeopleSoft as good substitutes (if there are any) is substantial enough to warrant blocking the proposed transaction.

Lastly, the government has failed to prove two additional elements of the Merger Guidelines’ unilateral effects test: that the merging firms have a combined market share of at least thirty-five percent, Merger Guidelines § 2.211; and that “rival sellers likely would [not] replace any localized competition lost through the merger by repositioning their product lines.”

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	33	Oracle Corporation’s Post-Trial Brief

Id. The failure to prove the required market shares flows from the failure to define relevant markets, as discussed above. As to repositioning, there has been a failure of proof in the most literal sense: the government put on no repositioning case. Indeed, Professor Elzinga admitted that he did not know of any particular reason that SAP could not reposition into verticals or other parts of the market where presently it was not as dominant. (Tr. 2368:7-2370:9 (K. Elzinga).)

The government has failed to present a rigorous, economically coherent unilateral effects analysis. It abandoned it own Guidelines and provided nothing remotely like the data-driven merger simulations in the recent economic literature. That should be dispositive.

C.	The Government’s Anecdotal Evidence Failed to Prove that Oracle

Will Likely be Able to Exercise Unilateral Market Power.

The government’s Proposed Conclusions of Law claim that there is “direct evidence” of likely anticompetitive effects, consisting of: (1) Oracle’s discount request forms, (2) customer testimony regarding their limited alternatives, (3) the regression analyses prepared and sponsored by Professor McAfee, and (4) Professor McAfee’s merger simulation analysis. There is no basis whatever in the trial record for this claim. Conclusions at 1.3.7.

1.	Discount Approval Forms

More than anything, Oracle’s discount approval forms establish that the government’s product market definition – and the competitive effects claims based on that definition – are belied by the marketplace. As discussed above, they show that today enterprises generally buy bundles of products and services from Oracle, and that the prices paid are based on the size of the bundle, instead of the individual products included in the cluster. The bundles frequently include not only EAS products besides HR and FMS, but also other components of the technology stack such as database that Oracle sells in competition with the likes of Microsoft, IBM, and SAP. Those bundles rarely if ever correspond to the proposed relevant markets.

Plaintiffs claim the discount approval forms show Oracle and PeopleSoft are frequent rivals. That has never been disputed. What both Professor Elzinga and Professor McAfee actually proved based on their analyses of Oracle’s discount request forms, however, was that Oracle’s leading competitor was “other” – the group of dozens of EAS competitors, one

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	34	Oracle Corporation’s Post-Trial Brief

or more of which showed up nearly 80% of the time, far more often than PeopleSoft or SAP. OPFF 132-133; see also Tr. 2327:22-2330:15. Further, Professor Elzinga admitted that the government supplied him with Oracle’s discount request forms only; he was not sent PeopleSoft or SAP forms (although the government plainly had access to those documents during discovery). OPFF 132. Thus, the government’s universe only contained deals in which Oracle made it to the final round of negotiations. It offers no basis upon which to make general findings about the markets as a whole.

2.	Customer Testimony

The government told the Court at the outset of the trial that its most important witnesses would be its customer witnesses. After reciting that “there are only three vendors” on direct examination, the customer testimony strongly supported Oracle’s case.25 The government’s witnesses testified:

•	That large multi-faceted enterprises make their procurements by a process of negotiation in which only one or two vendors make it to the pricing round. E.g., Verizon (Tr. 629:21-2 (L. Bradley)), CH2MHill (Tr. 240:23-241:18 (R. Bullock)), Neiman Marcus (Tr. 705:19-706:23 (P. Maxwell)), Nextel (Tr. 1073:11-13 (R. Cichanowitz)), DaimlerChrysler (Tr. 1412:1-10 (M. Gorriz)), Greyhound (Tr. 1512:15-1513:4 (M. Glover)), and Emerson Electric (Tr. 1245:11-19 (C. Peters)); see also IBM (Tr. 554:21-558:2 (N. Thomas) (IBM’s standard practice is to “very quickly” down select to one or two vendors in the applications selection process)).

[25]	The government asserts in its Conclusions that “[t]he best evidence of the likely purchaser response to price increase is the views of the consumers of the products,” citing FTC v. Butterworth Health Corp., 946 F. Supp. 1285, 1292 (W.D. Mich. 1995), where the district court relied on the testimony of managed care payors that the hospital merger at issue would hurt them. See Conclusions 1.2.4. Respectfully, we disagree. As Dean Campbell explained, customers rarely welcome the change that accompanies a merger, whether or not the merger is anticompetitive. The government neglects to mention that the courts (including this Court) have rejected potentially self-interested customer testimony in numerous cases. F.T.C. v. Tenet Health Care Corp., 186 F. 3d 1045, 1054 (10th Cir. 1999); California v. Sutter Health System, 84 F. Supp. 2d 1057, 1081 (N.D. Cal. 2000); U.S. v. Mercy Health Services, 902 F. Supp. 968, 977 (N.D. Iowa 1995). Indeed, Verizon’s Laurette Bradley testified “we lose either way” after the transaction – that is, whether or not it has any anticompetitive effect. (Tr. 646:3-6 (L. Bradley).)

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	35	Oracle Corporation’s Post-Trial Brief

•	That large multi-faceted enterprises are sophisticated negotiators who enjoy and use superior bargaining power in their negotiations. See DaimlerChrysler (Tr. 1412:1-10; 1408:7-9 (M. Gorriz) (DaimlerChrysler retained negotiation specialists)); Neiman Marcus (Tr. 705:19-706:23 (P. Maxwell) (same)); see also BearingPoint (Keating 974:2-13) (Tier 1 customers are “phenomenal” negotiators who are “well equipped to negotiate good terms and good pricing.”).

•	That customers have control over the information they share with vendors and use that control in negotiations. Cox Communications (Tr. 177:6-178:8 (S. Hatfield)), CH2MHill (Tr. 239:11-19 (R. Bullock)), Nextel (tr. 1105:20-1107:14 (R. Cichanowicz)) DaimlerChrysler (Tr. 1417:17-1418:21; 1434:1-6 (M. Gorriz)), Greyhound (Tr. 1512:23-1513:24 (M. Glover)), BearingPoint (Tr. 974:2-12 (P. Keating); see also Emerson Electric (Tr. 1245:11- 19; 1269:24-1272:4 (C. Peters)).

•	That customers used the power they had as references to negotiate the deals they wanted. CH2MHill (Tr. 242:8-22 (R. Bullock)); DaimlerChrysler (Tr. 1407:20-1408:1; 1408:25-1410:9 (M. Gorriz)); see also Emerson Electric (Peters).

In short, notwithstanding their predictable opposition to a change in the market that might upset their expectations, the customer witnesses were significant. Their testimony established that after the merger, as now, the customers are going to enjoy vastly superior bargaining leverage in their negotiations with Oracle and any other EAS vendor which they choose to include in their negotiations.

3.	Regressions

Professor McAfee’s regressions were decisively undermined by a variety of errors, some obvious and some exposed from the critique by Professor Hausman. Most obviously, Professor McAfee’s regressions examined data with no clear connection to the plaintiffs’ theory. They were based not on any set of data identifying the price of “high-function” HRM and FMS software, but on data involving broader suites of EAS. All that was known about the deals from which this data was derived was that they included some type of HRM and FMS software in some quantity, but only to some unknown (and possibly trivial)

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	36	Oracle Corporation’s Post-Trial Brief

degree. Of course one can’t ascertain the price of “high-function HRM and FMS software” the way one might determine the price of a laptop computer, a car or a house: the former is the plaintiffs’ concoction and not an identifiable entity recognized by commercial reality.

Econometric expertise by Professor Hausman revealed less obvious but equally serious errors in Professor McAfee’s regressions: Professor McAfee – who specifically disclaimed expertise as an econometrician – used regressions that failed the leading “specification” test. This test (developed by Professor Hausman and for which he was awarded the 1985 John Bates Clark Medal by the American Economics Association) identifies circumstances in which economic models used to generate regression results are “misspecified” – or, more colloquially, wrong – in the sense of making econometric errors that lead to biased, inconsistent and unreliable estimates. (Tr. 3884:2-25 (J. Hausman).) Adjusted for these errors and correctly interpreted, Professor McAfee’s regressions actually support Oracle’s case.

4.	“Merger Simulation”

Finally, Professor McAfee purported to demonstrate the likelihood of post-merger price increases by the use of a “simulation” based on an “auction” model. The model was simplistic, reducing all the complexities of the relevant markets to the interaction of market shares, a made-up consumer surplus parameter, and a formula. The foundation for the model, Professor McAfee’s claim that auction theory captured the essence of EAS procurements, was equally spurious.

As demonstrated at trial, the closing phase of an EAS procurement is not a discrete open bidding competition, like a fine-art auction, but closed bilateral negotiations, usually conducted between the purchaser and either one or two vendors. Unlike bidding situations, such negotiations might last over an extended period as suits the purchaser, and information is disclosed to vendors only at the purchaser’s initiative. The rules of the procurement are ad hoc and constantly changing at the buyer’s discretion. And buyers have substantial market power, for reasons already discussed. That makes auction theory plainly inapplicable.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	37	Oracle Corporation’s Post-Trial Brief

Quite apart from that “fit” issue, there are at least three reasons why this simulation model must be discarded. First, the market shares – the only input to the model having any connection to real-world data – were those produced by Professor Elzinga using the plaintiffs’ market definition. Since, as explained above, the market has been gerrymandered to produce artificially high market shares for Oracle and PeopleSoft, any econometric manipulation of such data is worthless. Likewise, the parameter allegedly representing the fraction of surplus accruing to EAS customers today was made up. The contrast between this and the data-driven merger simulations in the unilateral effects literature could not be any greater. See Defendant Oracle Corporation’s Motion to Exclude Testimony of R. Preston McAfee, June 1, 2004, at 15.

Second, Professor McAfee’s simulation assumes that the critical variable in the unilateral effects analysis – namely, the degree to which the products of Oracle and PeopleSoft are substitutes for each other – is measured directly by their market shares.26 As Professor Hausman described, there are grave doubts about the validity of this assumption as a theoretical matter, which in real-world markets rarely if ever holds true. It is also completely at odds with plaintiffs’ claims that EAS purchases are driven by the technical “fit” between a customer’s functional requirements and the software’s capabilities, which is a much more complicated dynamic than shares alone could measure. Thus, Professor McAfee’s model is the product of an assumption that is surely wrong – both in general and in this specific case.

Third, Professor McAfee’s auction-model simulation produces bizarre results: the example used at trial was that the price increase predicted by the model is unaffected by the size or number of the merging firm’s competitors. Thus, regardless of whether the merging firms face one larger, dominant competitor (like SAP) or four smaller competitors (whose individual shares add up to that of SAP), the outcome is the same. The rigid mathematical structure of the

[26]	In other words, the model presumes that market shares – which are obviously good indications of customers’ first choices – are equally good indications of customers’ second choices. So, if Firms A, B and C have shares of 50%, 30% and 20%, respectively, the model presumes that the second choices of Firm A’s customers are predicted by the ratio of the market shares of Firms B and C. In this example, that would mean 60% of Firm A’s customers would rank Firm B second, and 40% would rank Firm C second.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	38	Oracle Corporation’s Post-Trial Brief

model, under which the merging firms’ shares are the primary determinants of market performance, also leads to the strange conclusion that the more highly competitive these markets are today, the more the merger will harm consumers. That is completely backwards. The fact that supposed oligopoly markets are highly competitive undermines any presumed relationship between structure and performance. Any model that fails to account for that is useless for purposes of antitrust analysis.

In short, where the government relies on a competitive-effects theory whose most critical element is the assertion that the merging firms’ products are the next-best substitutes, economic experts who come forward to support that theory should not be permitted simply to assume that element. Any other rule would be inconsistent with the plaintiffs’ burden and with any sensible view of the utility of econometric expertise in a merger case.

D.	The Proposed Acquisition Will Promote Competition

In its 1984 Merger Guidelines, the Department of Justice emphasized that “mergers generally play an important role in a free enterprise economy” because “[t]hey can penalize ineffective management and facilitate the efficient flow of investment capital and the redeployment of existing productive assets.” 1984 Dept. of Justice Merger Guidelines § 1.0. The trial record established that this merger will have exactly the benefits that the 1984 Guidelines described. The combination of Oracle and PeopleSoft will enable Oracle to narrow the huge differences in scale and resources that currently exist between Oracle and PeopleSoft, on the one hand, and Microsoft, IBM and SAP, on the other hand. Moreover, it will enable Oracle to achieve substantial cost savings, greater than $1 billion per year, through the elimination of duplicative functions. The economies of increased scale and the resulting cost savings can be used by Oracle to improve its competitiveness, enhancing output and price competition at every level of the technology stack at which Oracle competes.

The government says in its Conclusions that these efficiencies must be supported by “credible evidence.” Conclusions at 1.5.2. They are. Not only are they backed by the testimony of Oracle’s top management respecting the transaction’s rationale; they are efficiencies that Oracle must achieve in order to justify the transaction to its shareholders. Put

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	39	Oracle Corporation’s Post-Trial Brief

differently, it is in Oracle’s economic self-interest to deploy the assets of the combined firms so as to achieve these efficiencies.

The government also says that the efficiencies must be “merger specific.” Id. They are. The trial record establishes that while Oracle has considered (and continues to consider) acquisitions that would increase its scale, none would be as beneficial (or as quickly beneficial) as PeopleSoft, and none would present the opportunity to eliminate an infrastructure that so closely mirrors Oracle’s.

The government says there is no efficiency from simply reducing output or quality. Conclusions at 1.5.3 Oracle has no intention of reducing output in any way. Oracle’s Co-President, Ms. Catz, testified that the projected cost savings were not linked to reductions in quantity, and the government’s efficiency expert admitted that he could not express a contrary opinion. (Tr. 4575:12-4577:24 (S. Catz).) There was likewise nothing in the trial record to contradict the testimony of Ms. Catz and Oracle’s CEO, Mr. Ellison, that the purpose and probable effect of the transaction was to enhance, not reduce, quality.

Finally, the government says that the merger cannot be justified “on some ultimate reckoning of social and economic debits and credit.” Conclusions at 1.5.4. The passage is taken from Philadelphia Nat’l. Bank, 374 U.S. at 371, where the merging parties sought to justify the harm that their merger would do to consumers in the Philadelphia area by pointing to benefits that the merger would have elsewhere. That is plainly not this case here. Here the record shows that the large multi-faceted customers about which the government expresses concern are the same large customers of technology stack products and the customers who are best-equipped to demand (and receive) better products at lower prices. Hence, they are the ones who will be the primary beneficiaries of the efficiencies flowing from this merger.

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	40	Oracle Corporation’s Post-Trial Brief

V.	CONCLUSION

There is no basis in the law or in the record for predicting that a combined Oracle and PeopleSoft would likely be able to exercise unilateral market power in a relevant antitrust market. The proposed acquisition is no threat to competition. Oracle is entitled to a defense judgment.

DATED: July 12, 2004	Respectfully submitted,

LATHAM & WATKINS LLP J. Thomas Rosch Gregory P. Lindstrom Daniel M. Wall

ORACLE CORPORATION
Dorian Daley
Jeffrey S. Ross

:	By	/S/
Daniel M. Wall
Attorneys for Defendant
ORACLE CORPORATION

Case Number: C 04-0807 VRW
LATHAM & WATKINS LLP	41	Oracle Corporation’s Post-Trial Brief

APPENDIX A – LAWSON

Lawson is a provider of EAS software, including core FMS and HRM products, that is active in at least five industry “verticals” – health care, retail, public sector, financial services, and professional services. See Oracle’s Proposed Findings of Fact (“OPFF”) at 46-48. In each, Lawson has a number of very large customers with sophisticated software needs, including the States of Arizona and Michigan, Johnson & Johnson, McGraw-Hill, Northrop Grumman IT, Safeway and Sara Lee. Id. Thus, Lawson is already selling into significant sectors of the government’s alleged market, and given its strategy of concentrating on selected industries and expanding into additional verticals as opportunities arise, Lawson is well-situated to reposition itself if Oracle were to unilaterally raise prices in the verticals in which the government asserts SAP is not dominant. See id. at 140. As Professor Hausman explained, Lawson does not need to “aspire” to become PeopleSoft to act as a post-merger constraint. Tr. 3839:1-3840:13 (J. Hausman). In its proposed findings, the government tries to minimize Lawson’s competitive significance, in many cases by mischaracterizing or selectively citing evidence.

Sections 5.4.1.7– 5.4.1.9: The government claims Lawson focuses on only three verticals (health care, retail, and public sector) and does not yet have a separate vertical for financial services. See PPFF Sections 5.4.1.7-5.4.1.9. In fact, Lawson has already seen substantial success in financial services, with customers like Commerce Bancorp, the Federal Reserve Banks, Liberty Mutual, Manulife and TIAA-CREF. See OPFF at 47.

Section 5.5.19: The government attempts to suggest that one of Lawson’s financial services customers, Manulife, does not have “complex” needs because it “was seeking an out-of-the-box solution.” See Plaintiffs’ Proposed Findings of Fact (“PPFF”) Section 5.5.19. What Manulife meant by an “out-of-the-box” solution, however, is one that would meet Manulife’s needs without any customization. See Tr. 3623:10-3624:13 (J. Coughlan); Ex. D7052 (Lawson Manulife Case Study) at 2. That ability, of course, is precisely one of the supposed hallmarks of “high function” software as the government has attempted to define it. See PPFF Section 2.2.2. Manulife is one of the largest financial services entities in the world,

LATHAM & WATKINS LLP	42

and its Lawson general ledger product is processing approximately 1 million accounting detail lines each day. See Tr. 3619:11-17; 3621:8-19 (J. Coughlan); Ex. D7052 (Lawson Manulife Case Study) at 1. During the month-end process, the Lawson product allows Manulife to send these accounting entries to “analytical cubes” to be “stic[ed) and dic[ed]” up to six times a day. See Tr. 3621:21-3622:5 (J. Coughlan); Ex. D7O52 (Lawson Manulife Case Study) at 1.

Section 5.4.1.15: The government claims Lawson is not a significant pricing constraint for Oracle’s “high-function” software. See PPFF Section 5.4.1.15. This assertion completely ignores evidence from actual participants in the market, such as the testimony from Ms. Catz and Mr. Knowles that Oracle and SAP are not concerned with the identity of their competitor. See Tr. 3464:4-14 (S. Catz); Tr. 2848:1-10 (R. Knowles). It also ignores many instances in which Lawson has exerted significant competitive pressure on SAP, Oracle and/or PeopleSoft. See OPFF at 48; Exs, D6536R and D5924 (internal PeopleSoft business records demonstrating that, in an FMS procurement for Albertson’s, Lawson and Oracle were on the “shortlist,” and PeopleSoft offered Albertson’s a $13 million discount in an effort to displace Lawson and make it on to the shortlist); see also OPFF 48 (discussing Lawson’s displacement of SAP and PeopleSoft in competition for sale of HRM and FMS software to ExpressJet, a $1.5 billion regional air carrier that spun off from Continental Airlines).

Section 5.4.1.17: Based on the self-serving testimony of a PeopleSoft executive, Phil Wilmington, the government proposes a finding that Lawson “is not a viable competitor for the up-market” and that PeopleSoft “very, very infrequently” sees Lawson competing in the “upmarket.” PPFF Section 5.4.1.17. In so doing, the government ignores internal PeopleSoft documents demonstrating that it competes frequently with Lawson for sales to “enterprise” customers – almost as often as SAP. See Ex. D6236 (Email of 7/8/03 from S. Hill to R. Bergquist) at PS-C077332 (reflecting 27 instances of competition against Lawson and 33 against SAP for “Enter.” customers); see also Ex. D7038 (PeopleSoft’s Lawson FMS Sales Guide).

LATHAM & WATKINS LLP	43

Section 5.5.15: The government next claims Lawson’s product “is not web deployable.” See PPFF Section 5.5.15 (citing testimony of P. Wilmington). In fact, Lawson has had a web deployable product since the late 1990’s. See Tr. 3626:17-3627:16 (J. Coughlan). Lawson’s web capabilities, in fact, were a primary reason why TIAA-CREF, a Fortune 100 company, selected Lawson’s HRM products over PeopleSoft. See Tr. 3627:17 – 3628:4 (J. Coughlan); D7050 (Lawson TIAA-CREF Case Study) at 1.

Sections 5.5.24-5.5.32: The government also proposes a series of findings to the effect that Lawson cannot meet the needs of companies with international operations. See PPFF Sections 5.5.24-5.5.32. To the contrary, as of January 2004, Schlumberger– a global technology services company with more than $10 billion in revenue and over 10,000 employees – is using Lawson’s FMS products in over 89 countries. See Tr. 3641:23 – 3643:15 (J. Coughlan); Ex. D7002R (Strategic Account Forum) at MI0017918. Lawson’s FMS software is operating in a very large number of different currencies, translating and calculating exchange rates on a “realtime” basis – another one of the hallmarks of “high-function” software according to the government’s proposed definition. See Tr. 3737:10-20 (J. Coughlan). Lawson is also serving the global needs of customers such as Johnson & Johnson, McGraw-Hill and Northrop Grumman IT. See OPFF at 46-48.

Section 5.5.33: The government proposes a finding that health care providers do not have “global” requirements, and “many times” do not require “scalability.” PPFF Section 5.5.33. This is contrary to the evidence. One of Lawson’s health care customers is HCA, with over $20 billion in revenue and nearly 250,000 employees. Tr. 3599:24-3600:5 (J. Coughlan). HCA currently is rolling out Lawson’s HRM software for its nearly 250,000 employees in the U.S., U.K. and Switzerland, and although the rollout is not yet complete, Lawson’s HRM software already processes half that number. See Tr. 3643:22-3644:11 (J. Coughlan). Similarly,

LATHAM & WATKINS LLP	44

Mayo Clinic, a health care customer using Lawson’s FMS, HRM and procurement products, has over 40,000 employees and operations in three states. Tr. 3600:19-3601:1 (J. Coughlan).

Section 5.5.44: The government also claims that Lawson’s retail customers – which include companies like Safeway – do not have “complex” HRM and FMS needs because they usually have only a single line of business and are located “either in a region or certainly within the U.S.” See PPFF Section 5.5.44 (citing testimony of P. Wilmington). This proposed finding is particularly ironic given that two of the government’s witnesses, Target and Neiman Marcus, are retailers, and one of them – Target – is a Lawson FMS customer. See Tr. 3604:25-3605:13 (J. Coughlan).

In any event, the record clearly demonstrates that Lawson’s retail customers have many of the same complex needs that the government claims can only be met by SAP, Oracle and PeopleSoft. Safeway, for example, has over 1,800 different locations throughout the United States and in Canada, and Lawson’s FMS software processes 500,000 general ledger transactions every day, while two different accounts receivable systems process 150,000 and 750,000 transactions per day. See D7002R (Strategic Account Forum) at MI0017914. This finding, moreover, ignores the fact that Lawson has a number of non-retail customers with multiple lines of business, such as McGraw-Hill, Johnson & Johnson, and Sara Lee. See OPFF at 46-48.

Section 5.5.49: The government claims that Lawson is “only” the incumbent payroll provider at McDonald’s for North America, and that Lawson is about to be displaced by a global integrated suite from Oracle. See PPFF Section 5.5.49. For this proposition, the government cites the testimony of Phil Wilmington of PeopleSoft, while ignoring the testimony of Lawson’s CEO, Mr. Coughlan, who testified that McDonald’s is running the entire Lawson HR suite for over 100,000 employees throughout the United States, and that McDonald’s just upgraded to Lawson’s latest release. See Tr. 3606:23-3608:10 (J. Coughlan). While Lawson had faced a threat from Oracle, Lawson was able to rebuff it. See id.

Sections 5.6.1, 5.6.2 and 5.6.3: The government goes on to claim that “a number” of Lawson’s large customers are moving off Lawson after having decided to acquire “high function” software from Oracle, PeopleSoft or SAP. See PPFF Section 5.6. In support,

LATHAM & WATKINS LLP	45

the government cites a series of outdated or irrelevant documents, while ignoring trial testimony concerning the current state of play. For example, in Section 5.6.1, the government cites a 2002 Lawson document suggesting that Lawson was in danger of losing business from “large clients like J&J.” See PPFF Section 5.6.1 (citing P3297). The government goes on to claim that Johnson & Johnson “is standardizing its operations on SAP, rolling out SAP products as of March 2003.” PPFF Section 5.6.2 (citing P3299); see also PPFF Section 5.6.3 (citing P3298 and P3299). The documents cited by the government, however, deal with “customer relationship management” and “business warehouse” software and contain no specific references to core HRM or FMS software. See Exs. P3298 (SAP Win/Loss Survey 11/29/02: Johnson and Johnson) at 1-2, and P3299 (SAP Win/Loss Survey 3/28/03: Johnson and Johnson) at 1-2.

Contrary to these outdated documents, an April 2004 Lawson exhibit shows that Johnson & Johnson – with approximately 101,800 employees and 190 operating companies in more than 51 countries around the world – upgraded its Lawson HRM installation as recently as November of 2003. See Ex. D7002R (Strategic Account Forum) at MI0017899; Tr. 3630:14-3632:14 (J. Coughlan). The Lawson HRM installation at Johnson & Johnson, moreover, is at the “corporate” level, meaning that most, if not all, of Johnson & Johnson’s employees are covered by the Lawson HRM software. See Tr. 3630:14-3632:14 (J. Coughlan).

Section 5.7.13: The government also cites a 2002 Lawson document and suggests that McGraw-Hill is an unhappy Lawson customer that plans to replace Lawson with Oracle or PeopleSoft. See PPFF Section 5.7.13 (citing P3297). In fact, in his testimony at trial, Lawson CEO Jay Coughlan confirmed that McGraw-Hill upgraded its Lawson HRM and FMS suites as recently as March of 2004. See Tr. 3632:15-3638:9 (J. Coughlan).

LATHAM & WATKINS LLP	46

APPENDIX B – SAP

Having essentially coined the phrase “ERP software,” SAP is universally recognized as the leader in the global enterprise applications software market. See OPFF, 116-119; 124-130. SAP not only dominates across all industries, in many sectors it does so by a wide margin. See id. Of the Global 500, for example, SAP’s customers include 86% of those in Consumer Products, 67% in Retail, 87% in Aerospace & Defense, 87% in Automotive, 69% in Engineering & Construction, 97% in High Technology, 100% in Chemicals, 86% in Milling, 100% in Mining, 93% in Oil & Gas, 100% in Pharmaceuticals, 54% in Banking, 48% of Financial Service Providers, 37% in Insurance, 63% in Media, 76% of Service Providers, 81% in Telecommunications, and 78% in Utilities. OPFF at 124. Despite SAP’s unquestionable leadership in the EAS market, the government contends that SAP would not be enough of a competitive threat to discipline Oracle’s pricing behavior in the event of a merger with PeopleSoft, or based on generalized claims that SAP is perceived as costly and inflexible, and cannot compete in the North American financial services industry.

Section 2.4.8.1: The government claims CH2M Hill “rejected” SAP because of its reputation for being costly and complex, and because it lacked reference clients in the engineering and construction industry. PPFF Section 2.4.8.1. In fact, Mr. Bullock testified that because CH2M Hill was comfortable relying on competition between two vendors, “[w]e really didn’t need to consider SAP,” and so it did not bother to evaluate SAP. Tr. 208:6-16 R. Bullock). Moreover, Perry Keating explained that the “historical” perception of SAP as being costly and complex was no longer accurate, especially with the recent introduction of SAP’s NetWeaver product. Tr. 946:18-950:9 (P. Keating); see also 1637:7-1638:16, 1665:22-1667:24 (C. Bass); Ex. P3198R (C. Bass 4/21/04 Dep.) at 142:19-143:25, 145:2-24;

Ex. P3036 (R. Knowles 12/3/03 Dep.) at 152:11-153:14 (indicating that these are perceptions, not realities).

Section 7.3.2.1.5: The government claims that North Dakota eliminated SAP because its price was too high and it did not provide the “necessary functionality.” See PPFF

LATHAM & WATKINS LLP	47

Section 7.3.2.1.5. In fact, North Dakota was acquiring software not just for the state government, but also for the state’s university system, and therefore North Dakota’s choice of software was driven largely by its need for a student administration system. See Tr. 1578:15-21; 1586:23-1587:9 (C. Wolfe). SAP did not have a student administration product at the time, but has since developed this functionality (see Tr. 2882:18-20 (R. Knowles)) and has beaten PeopleSoft at the University of Kentucky (Ex. D5902 (PeopleSoft Win/Loss Report: University of Kentucky) at PS-TE2032146), as well as Duke University and Johns Hopkins. Tr. 2882:18-2883:5 (R. Knowles).

Section 7.3.2.1.6: The government claims that AIMCO “excluded SAP from consideration because configuration of SAP’s software is more complex from that of Oracle and PeopleSoft and thus more expensive.” PPFF Section 7.3.2.1.6. In fact, AIMCO never evaluated SAP at all, and AIMCO actually decided to purchase a new HRM system earlier than it had planned to because it received an extraordinary offer from PeopleSoft, which was trying to increase its sales and fend off the Oracle tender offer. See Tr. 1158:15-25 (S. Wesson). AIMCO conceded at trial that it could have implemented SAP. Tr. 1176:12-15 (S. Wesson).

Section 7.3.2.3.2: “SAP has struggled to penetrate organizations in the services sector.” PPFF Section 7.3.2.3.2 (citing P3037, Knowles 5/3/04 Dep., at 67:21-68:7). The cited testimony provides absolutely no support for this finding. In it, Mr, Knowles testifies that manufacturing and consumer products are SAP’s “strong suit” and that “anything in the services side is going to be not as strong.” Ex P3037 (R. Knowles 5/03/04 Dep.) at 67:21-68:7. Thus, Mr. Knowles said only that, in comparison to the manufacturing and consumer products industries – which SAP dominates – SAP is “not as strong” in the services sector. Id. That statement, by itself, hardly proves that SAP has “struggled to penetrate” organizations in the services sector, especially when weighed against evidence that SAP’s customers include, for example, some of the largest accounting and consulting firms in the world, including Deloitte & Touche, PricewaterhouseCoopers, and Accenture. See OPFF 136.

Section 7.3.2.3.17: The government claims that Nextel would not have considered switching to SAP even if the prices offered by Oracle and PeopleSoft were 10%

LATHAM & WATKINS LLP	48

higher. PPFF Section 7.3.2.3.17. The same witness, however, conceded that Nextel had choices other than the “end-to-end” approach, see Tr. 1094:20-23 (R. Cichanowicz); that Nextel held SAP in reserve “in case” it did not get the deal it wanted from Oracle and PeopleSoft, see Tr. 1068:3-17 (R. Cichanowicz); that Nextel’s strategy was “we had multiple viable alternatives, and . . if we could not get the deal we wanted, we could walk away and go with a different solution”, see Tr. 1073:5-7 (R. Cichanowicz); and that SAP was rated as functionally equivalent to or better than PeopleSoft, see Tr. 1096:6-1097:11 (R. Cichanowicz).

Section 7.3.2.3.18: The government claims SAP was not a viable option for Emerson. PPFF Section 7.3.2.3.18. In fact, Mr. Peters testified only that SAP was not interested in the pricing model proposed by Emerson. He did not suggest that SAP was incapable of meeting its functional needs. See 1243:20-1244:24, 1245:11-1246:1 (C. Peters).

Sections 7.2.1 and 7.4.1.7.5: The government cites Section 7.2.1 of its findings for the proposition that “[f]or many customers, Oracle and PeopleSoft are the two best options.” See PPFF Section 7.4.1.7.5 (citing Section 7.2.1). In Section 7.2.1., in turn, the government discusses a number of individual customers, some of which are discussed above. See id. Section 7.2.1. In many cases, the customers, including the following examples, actually conceded that SAP is a viable alternative:

Cox Communications: Cox went into the final rounds with its consultants/systems integrator having already down-selected to Oracle and PeopleSoft, even though Cox acknowledges that SAP could have met its functional needs. Tr. 181:11 -182:2, 183:13-16 (S. Hatfield). Cox conceded that if the price from Oracle had not been acceptable, Cox would have considered looking at SAP. Tr. 186:11-17 (S. Hatfield).

Ford: Ford concedes that SAP could meet its needs both for HRM and for FMS functionality. Ex. 3041 (B. Patel 6/3/04 Dep.) at 81:24-82:4; Ex. 3041 (B. Patel 6/3/04 Dep.) at 90:11-16. In fact, Ford has an existing relationship with SAP. Ex. 3041 (B. Patel 6/3/04 Dep.) at 184:15-21.

LATHAM & WATKINS LLP	49

Kerr-McGee: Kerr-McGee acknowledges that SAP, Lawson and Microsoft all offer core FMS and HRM functionality. Ex. P3062 (Elliot Dep.) at 33:9-34:4.

PepsiAmericas: PepsiAmericas’ current footprint includes an existing relationship with SAP. Tr. 1727:6-1728:20 (K. Johnsen).

Verizon: Although it recently purchased PeopleSoft, Verizon obtained a license from SAP for software that Verizon is not currently using, and Verizon will use its willingness to switch to SAP in negotiations with Oracle. Tr. 623:4-624:9; 635:3-21. Verizon is an important reference customer, which means that PeopleSoft “cannot dare to put Verizon at a significant disadvantage” because it would risk losing Verizon as a reference. Tr. 596:2-7 (L. Bradley).

LATHAM & WATKINS LLP	50

PROOF OF SERVICE

United States of America, et al. v. Oracle Corporation

U.S.D.C., Northern District, San Francisco Division, Case No. C 04-0807 VRW

I am employed in the County of San Francisco, State of California. I am over the age of 18 years and not a party to this action. My business address is Latham & Watkins LLP, 505 Montgomery Street, Suite 1900, San Francisco, CA 94111-2562.

ORACLE CORPORATION’S CORRECTED POST-TRIAL BRIEF’

[PUBLIC VERSION]

The following parties were served electronically on July 13, 2004 by simultaneously efiling the above-referenced document(s) with the United States District Court, Northern District of California, Case No. 04-CV-0807 VRW:

• Stephen D. Alexander	alexast@ffhsj.com
• Jason T. Anderson	janderson@carrferrell.com
• Alan Michael Barr	abarr@oag.state.md.us
• Gary Honick	ghonick@oag.state.md.us
• Todd A. Sattler	tsattler@state.nd.us
• John Robert Tennis	jtennis@oag.state.md.us
• Kristen Marie Olsen	kristen.olsen@state.mn.us
• Mark Bernard Tobey	mark.tobey@oag.state.tx.us
• Kyle David Andeer	kyle.andeer@usdoj.gov
• Pamela P. Cole	pam.cole@usdoj.gov
• Chad S. Hummel	chummel@manatt.com
• Theresa K. Hankes	hankes.theresa@dorsey.com
• Hway-Ling Hsu	hhsu@be-law.com
• Robert J. Katerberg	Robert.Katerberg@usdoj.gov
• Andrew Thomas Mortl	amortl@glynnfinley.com
• Jeremy Todd Elman	jelman@fenwick.com
• David M. Lisi	dlisi@fenwick.com
• Conrad John Smucker	conrad.smucker@usdoj.gov
• Emmett C. Stanton	estanton@fenwick.com
• James Clayton Owens	jowens@cgsh.com
• David Jacques Smith	smithdj@arentfox.com
• John Mark Gidley	mgidley@whitecase.com
• Rajeev Kumar Malik	rmalik@whitecase.com
• Jennifer Lynne Edwards	jeedwards@ag.state.oh.us
• Beth Ann Finnerty	bfinnerty@ag.state.oh.us
• Mitchell Lee Gentile	mgentile@ag.state.oh.us
• Jay L. Himes	jay.himes@oag.state.ny.us
• Timothy E. Moran	timothy.moran@ago.state.ma.us
• Gary Leland Reback	greback@carrferrell.com
• Michael J. Bettinger	mikeb@prestongates.com
• Erica L. Craven	elc@lrolaw.com
• Shawn Hanson	shanson@jonesday.com
• Karl Olson	ko@lrolaw.com
• Arturo Esteban Sandoval	asandoval@mwe.com
• Matthew P. Vandall	mvandall@jonesday.com
• William Harrison Wright	whwright@hhlaw.com
• George A. Yukas	gyuhas@Orrick.com

LATHAM & WATKINS LLP
ATTORNEYS AT LAW		PROOF OF SERVICE
SAN FRANCISCO	1	CASE NO. C 04-0807 VRW

On July 13, 2004, I served a true copy of the document(s) described as:

ORACLE CORPORATION’S CORRECTED POST-TRIAL BRIEF’

[PUBLIC VERSION]

to the party listed on the attached service list by First Class Mail:

•	SEE ATTACHED SERVICE LIST

I declare that I am employed in the office of a member of the Bar of, or permitted to practice before, this Court at whose direction the service was made and declare under penalty of perjury that the foregoing is true and correct.

Executed on July 13, 2004, at San Francisco, California.

/S/
LINDA C. TAM

LATHAM & WATKINS LLP		PROOF OF SERVICE
ATTORNEYS AT LAW SAN FRANCISCO	2	CASE NO. C 04-0807 VRW

SERVICE LIST

United States of America, et al. v. Oracle Corporation

U.S.D.C., Northern District, San Francisco Division, Case No. C 04-0807 VRW

Renata B. Hesse, Chief	Phillip H. Warren, Chief
N. Scott Sacks, Assistant Chief	Phillip R. Malone, Trial Attorney
R. Hewitt Pate, Assistant Attorney General	UNITED STATES DEPARTMENT OF JUSTICE
J. Bruce McDonald, Deputy Assistant, AG	Antitrust Division
Claude F. Scott, Jr., Trial Attorney	450 Golden Gate Avenue, Room 10-0101
UNITED STATES DEPARTMENT OF JUSTICE	San Francisco, CA 94102
Antitrust Division	Telephone: (415) 436-6660
Networks & Technology Enforcement Section	Facsimile: (415) 436-6687
Patrick Henry Building
601 D Street, Suite 1200
Washington, DC 20530
Telephone: (202) 307-6200
Facsimile: (202) 616-9937

Counsel for Plaintiff United States of America	Counsel for Plaintiff United States of America

Mark J. Bennett, Attorney General	Thomas F. Reilly, Attorney General
DEPARTMENT OF THE ATTORNEY	Consumer Protection and Antitrust Division
GENERAL	One Ashburton Place
425 Queen Street	Boston, MA 02108
Honolulu, HI 96813	Telephone: (617) 727-2200, Ext. 2516
Telephone: (808) 586-1282	Facsimile: (617) 727-5765
Facsimile: (808) 586-1239

Counsel for Plaintiff State of Hawaii	Counsel for Plaintiff The Commonwealth of Massachusetts

Greg Abbott, Attorney General	J. Joseph Curran, Jr., Attorney General
Barry R. McBee, First Assistant Attorney General	Ellen S. Cooper, Assistant Attorney General Chief
Edward D. Burbach, Deputy Atty General for Lit.	OFFICE OF THE ATTORNEY GENERAL
Kim Van Winkle, Assistant Attorney General	Antitrust Division
OFFICE OF THE ATTORNEY GENERAL	200 St. Paul Place, 19th Floor
P.O. Box 12548	Baltimore, MD 21202
Austin, TX 78711-2548	Telephone: (410) 576-6470
Telephone: (512)463-2185	Facsimile: (410) 576-7830
Facsimile: (512) 320-0975

Counsel for Plaintiff State of Texas	Counsel for Plaintiff State of Maryland

LATHAM & WATKINS LLP		PROOF OF SERVICE
ATTORNEYS AT LAW SAN FRANCISCO	3	CASE NO. C 04-0807 VRW

Wayne Stenehjem, Attorney General	Eliot Spitzer, Attorney General
Consumer Protection and Antitrust Division	OFFICE OF THE ATTORNEY GENERAL
OFFICE OF THE ATTORNEY GENERAL	OF NEW YORK
600 E. Boulevard Avenue, Dept. 125	120 Broadway, 26th Floor
Bismark, ND 58505-0040	New York, NY 10271
Telephone: (701)328-2811	Telephone: (212) 416-8282
Facsimile: (701) 328-3535	Facsimile: (212) 416-6015

Counsel for Plaintiff State of North Dakota	Counsel for Plaintiff State of New York

Michael Cox, Attorney General	Jim Petro, Attorney General
Paul F. Novak, Assistant Attorney General	Antitrust Section
Special Litigation Division	OFFICE OF THE ATTORNEY GENERAL
MICHIGAN DEPT. OF ATTORNEY GENERAL	150 E. Gay Street, 20th Floor
P.O. Box 30212	Columbus, OH 43215
Lansing, MI 48909	Telephone: (614) 466-4328
Telephone: (517) 335-4809	Facsimile: (614) 995-0266
Facsimile: (517) 373-9860

Counsel for Plaintiff State of Michigan	Counsel for Plaintiff State of Ohio

Richard Blumenthal, Attorney General
Steven M. Rutstein, Assistant Attorney General
Clare E. Kindall, Assistant Attorney General
OFFICE OF THE ATTORNEY GENERAL
Antitrust Department.
55 Elm Street
Hartford, CT 06106
Telephone: (860) 808-5169
Facsimile: (860) 808-5033

Counsel for Plaintiff State of Connecticut

LATHAM & WATKINS LLP		PROOF OF SERVICE
ATTORNEYS AT LAW SAN FRANCISCO	4	CASE NO. C 04-0807 VRW